  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997

                       REGISTRATION STATEMENT NOS. 333-23957, 333-23957-01
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

CMMUNITYOTRUST BANCORP, INC.       KENTUCKY                  61-0979818
  CTBI PREFERRED CAPITAL           DELAWARE                  31-1512911
          TRUST         (STATE OR OTHER JURISDICTION OF   (I.R.S. EMPLOYER
(EXACT NAME OFREGISTRANT AS SPECIFIED IN ITS CHARTER)
                        INCORPORATION OR ORGANIZATION) IDENTIFICATION NUMBER)
                                 P.O. BOX 2947
                             208 NORTH MAYO TRAIL
                           PIKEVILLE, KENTUCKY 41501
                                (606) 432-1414
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ------------

      BURLIN COLEMAN                 COPY TO:                   COPY TO:
   208 NORTH MAYO TRAIL      NICHOLAS R. GLANCY, ESQ.      STEPHEN M. WISEMAN,
PIKEVILLE, KENTUCKY 41501                                         ESQ.
                             GREENEBAUM DOLL & MCDONALD PLLC
      (606) 432-1414          1400 VINE CENTER TOWER         KING & SPALDING
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE         120 WEST 45TH STREET
                                LEXINGTON, KENTUCKY
  NUMBER, INCLUDING AREA               40507               NEW YORK, NY 10036-
    CODE, OF AGENT FOR            (606) 231-8500                  4003
         SERVICE)

                                 ------------                (212) 556-2100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                   PROPOSED
                                                                   MAXIMUM        PROPOSED
                                                     AMOUNT       AGGREGATE       MAXIMUM       AMOUNT OF
                                                     TO BE          PRICE        AGGREGATE     REGISTRATION
      TITLE OF SECURITIES TO BE REGISTERED         REGISTERED      PER UNIT    OFFERING PRICE    FEE (2)
-----------------------------------------------------------------------------------------------------------
CTBI Preferred Capital Trust Preferred
 Securities (1).................................   1,380,000        $25.00      $34,500,000     $10,454.55
-----------------------------------------------------------------------------------------------------------
Community Trust Bancorp, Inc. Guarantee (2)(3)..       (2)            --             --             --
-----------------------------------------------------------------------------------------------------------
Community Trust Bancorp, Inc. Subordinated
 Debentures (2)(3)..............................       (2)            --             --             --
-----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes 180,000 shares of Preferred Securities which may be issued by CTBI Preferred Capital Trust to cover underwriters' over-allotments.
(2) The Subordinated Debentures will be purchased by CTBI Preferred Capital Trust with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the issuance of the Subordinated Debentures or the Guarantee. In accordance with Rule 457 no separate fee is payable for the Community Trust Bancorp, Inc. Subordinated Debentures or Guarantee.
(3) This Registration Statement is deemed to cover the Subordinated Debentures and the Guarantee.

                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 3, 1997

PROSPECTUS

                         1,200,000 PREFERRED SECURITIES
                          CTBI PREFERRED CAPITAL TRUST
                     % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                      LOGO

                                   ---------

  The   % Cumulative Trust Preferred Securities ("Preferred Securities")
offered hereby represent preferred undivided beneficial interests in CTBI Preferred Capital Trust, a trust created under the laws of the State of
Delaware ("CTBI Trust"). Community Trust Bancorp, Inc., a Kentucky corporation ("Company"), will own all of the beneficial interests represented by common securities of CTBI Trust ("Common Securities"). State Street Bank and Trust Company is the Property Trustee of CTBI Trust. CTBI Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing
the proceeds thereof in an equivalent amount of   % Subordinated Debentures
("Subordinated Debentures") to be issued by the Company.
                                                        (Continued on Next Page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

                                   ---------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION, OR ANY STATE SECURITY COMMISSION, NOR HAS THE SECURITIES
  EXCHANGE COMMISSION, OR ANY STATE SECURITY COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

   THESE SECURITIES OFFERED HEREBY ARE  NOT DEPOSITS OR SAVINGS ACCOUNTS AND
      ARE NOT INSURED BY THE FEDERAL GOVERNMENT OR ANY OTHER GOVERNMENTAL
         AGENCY OR INSTRUMENTALITY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     UNDERWRITING
                                                       DISCOUNTS
                                         PRICE TO   AND COMMISSIONS PROCEEDS TO
                                        THE PUBLIC     (1)(2)(3)    TRUST (1)(2)
--------------------------------------------------------------------------------
Per Preferred Security................    $25.00          (2)          $25.00
--------------------------------------------------------------------------------
Total (4).............................  $30,000,000       (2)       $30,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and CTBI Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Because the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters, as compensation (the "Underwriters' Compensation") for
    arranging the investment therein of such proceeds, $      per Preferred
    Security (or, in the aggregate, $     ). See "Underwriting."
(3) Expenses of the offering to be paid by the Company are estimated to be approximately $175,000.
(4) CTBI Trust has granted the underwriters an option for 30 days to purchase up to an additional 180,000 shares of Preferred Securities on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public and Proceeds to CTBI Trust will be $34,500,000 and the aggregate underwriters compensation
    will be $          . See "Underwriting."

                                   ---------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about
              , 1997, against payment therefor in immediately-available funds.

                                   ---------

MORGAN KEEGAN & COMPANY, INC.                  J.J.B. HILLIARD, W.L. LYONS, INC.

                                          , 1997

(continued from previous page)

  The Subordinated Debentures will mature on March 31, 2027, which date may be
(1) shortened to a date not earlier than March 31, 2007, or (2) extended to a date not later than March 31, 2036, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Subordinated Debentures will be the unsecured obligations of the Company and will be subordinate and junior in right of payment to Senior Debt, Subordinated Debt and, under certain circumstances, Additional Senior Obligations of the Company, as described herein. See "Description of the Subordinated Debentures--Subordination" in this Prospectus.

  The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities." Holders of Preferred Securities will be entitled to receive preferential cumulative cash distributions ("Distributions") accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year (each, a "Distribution Date"), commencing on June 30,
1997, at the annual rate of    % ("Securities Rate") of the Liquidation Amount
of $25 per Preferred Security. The Company has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL
ACCUMULATE) AT THE RATE OF    % PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS
OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME (IN THE FORM OF ORIGINAL ISSUE DISCOUNT) IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

  The Company has, through the Guarantee, CTBI Trust Agreement, Subordinated Debentures, Indenture and other documents (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed, on a subordinated basis, all of CTBI Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payments of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by CTBI Trust, as described herein. See "Description of Guarantee." If the Company does not make interest payments on the Subordinated Debentures held by CTBI Trust, CTBI Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when CTBI Trust does not have sufficient funds to pay such Distributions. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right and payment to all Senior Debt, Subordinated Debt and, under certain circumstances, Additional Senior Obligations. The Subordinated Debentures will be pari passu with preferred stock issued by the Company, if any, and senior to the Company's common stock (each as defined in "Description of Subordinated Debentures--Subordination").

  The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (1) on or after March 31, 2007, in whole at any time or in part from time to time, or
(2) at any time, in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Event (as described herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

  The Company will have the right at any time to terminate the Preferred Securities and cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the CTBI Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption." The Subordinated Debentures are unsecured and subordinated to all Senior Debt, Subordinated Debt and, under certain circumstances, Additional Senior Obligations.

  In the event of the termination of CTBI Trust, after satisfaction of liabilities to creditors of CTBI Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a like amount of Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination."

  The Company and CTBI Trust have applied for quotation of the Preferred Securities, and expect the Preferred Securities to be traded, on The Nasdaq Stock Market's National Market within 30 days of the date of this Prospectus under the symbol "CTBIP."

 IN CONNECTION WITH THIS OFFERING,  THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT
  TRANSACTIONS  WHICH  STABILIZE  OR   MAINTAIN  THE  MARKET  PRICE  OF  THE
    PREFERRED  SECURITIES AT  A  LEVEL ABOVE  THAT  WHICH  MIGHT OTHERWISE
     PREVAIL  IN THE OPEN  MARKET. SUCH TRANSACTIONS  MAY BE EFFECTED  ON
       NASDAQ OR  OTHERWISE.  SUCH  STABILIZING, IF  COMMENCED,  MAY BE
        DISCONTINUED AT ANY TIME.

                     [MAP OF BANK TERRITORY APPEARS HERE]
Ashland
Main Office
1544 Winchester Ave.
Ashland, KY 41101

Express Center (ATM)
344 16th Street
Ashland, KY 41101

South Ashland Branch (ATM)
2101 29th Street
Ashland, KY 41101

Westwood Branch
721 Wheatley Road
Ashland, KY 41101

Summit Branch (ATM)
7100 U.S. Route 60
Ashland, KY 41101

Ashland Town Center (ATM)
500 Winchester Ave.
Ashland, KY 41101

Russell Office

ATM location at Russell Road Supermarket

Campbellsville
Corporate Headquarters & Annex
1218 East Broadway
Campbellsville, KY 42718

Columbia Office
710 Russell Road
Columbia, KY 42728

Greensburg Office
205 South Main St.
P.O. Box 370
Greensburg, KY 42743

First Street Office (ATM)
315 E. First St.
Campbellsville, KY 42719

Somerset Office (ATM)
3809 S. Highway 27
Somerset, KY 42502

Winn Dixie #1602 (ATM)
181 South Highway 27
Somerset, KY 42502

Jamestown Office
U.S. Highway 127N
Jamestown, KY 42629

Lebanon Office (ATM)
507 W. Main St.
Lebanon, KY 40033

Additiional ATM Locations:
Wal-Mart: Berea, Corbin, Georgetown, London, Paintsville, Paris, Somerset, Winchester

Flemingsburg
Main Office
101 N. Main Cross St.
Flemingsberg, KY 41041

South Ridge Plaza
100 Clark Street
Flemingsberg, KY 41041

By-Pass Branch (ATM)
200 Ashbrook Drive
Flemingsberg, KY 41041

Ewing Branch
Ewing, KY 41039

Lexington
Main Street Branch
155 East Main Street
Lexington, KY 40507

Beaumont Centre Branch (ATM)
901 Beaumont Centre Parkway
Lexington, KY 40513

Winn Dixie Richmond Road
Mist Lake Plaza
Lexington, KY 40517

Winn Dixie Saron Drive
Tales Creek South Shopping Center
Lexington, KY 40515

London
London Banking Office (ATM)
1706 West Highway 192
London, KY 40741

Middlesboro
Main Office
1918 Cumberland Avenue
Middlesboro, KY 40965

West Branch
West Camberland Avenue & 38th St.
Middlesboro, KY 40965

East Branch (ATM)
1206 East Cumberland Avenue
Middlesboro, KY 40965

Pineville Branch (ATM)
US 25 East
Pineville, KY 40977

Mt. Sterling
Main Office
P.O. Box 306
Corner of High & Maysville Streets
Mt. Sterling, KY 40353

North Branch
Evans Drive
Mt. Sterling, KY 40353

Mt. Sterling Plaza - (ATM location only)
Maysville Road
Mt. Sterling, KY 40353

Wal-Mart Superstore Branch (ATM)
196 Indian Mound Drive
Mt. Sterling, KY 40353

ATM Location at Whitesburg Wal-Mart

Pikeville
Main Office (ATM)
208 North Mayo Trail
Pikeville, KY 41501-2947

Elkhorn City Branch
P.O. Box 740
Elkhorn City, KY 41522

Knott County Branch (ATM)
Main Street
Hindman, KY 41822

Floyd County Branch (ATM)
P.O. Box 636
Prestonsburg, KY 41653

Main Street Branch
317-319 Main Street
Pikeville, KY 41501

Marrowbone Branch
P.O. Box 89
Regina, KY 41599

Mouthcard Branch
P.O. Box 39
Mouthcard, KY 41540

Phelps Branch
P.O. Box 86
Phelps, KY 41553

Town and Country Branch
Town and Country Shopping Center
Pikeville, KY 41501

Tug Valley Branch (ATM)
South Williamson, KY 25661

Virgie Branch
Virgie, KY 41572

Weddington Plaza Branch (ATM)
4205 North Mayo Trail
Pikeville, KY 41501

Additional ATM Locations:
Pikeville Wal-Mart
Prestonsburg Wal-Mart
Pikeville Methodist Hospital
Lexington Wal-Mart

Versailles
Main Office (ATM)
101 N. Main St.
480 Lexington Road
Versailles, KY 40383

Woodford Plaza (ATM)
P.O. Box 709
Versailles, KY 40383

West Liberty:
Commercial Bank
550 Main Street
West Liberty, KY 41472

Whitesburg
Main Branch
112 W. Main
Whitesburg, KY 41858

West Whitesburg Branch (ATM)
353 Hazard Road
Whitesburg, KY 41858

Ermine Branch
782 Jenkins Road
Whitesburg, KY 41858

Isom Branch
Jeremiah, KY 41826

Neon Branch
Neon, KY 41840

Williamsburg
Main Office (ATM)
201 N. Third St.
Williamsburg, KY 40769

Cumberland Region Shopping Center (ATM)
895 Hwy 25W South
Williamsburg, KY 40769

ATM Located in Cumberland Shopping Center Wal-Mart store.

Trust Company of Kentucky
Lexington Office:
100 Vine Street-4th Floor
Lexington, KY 40507

Ashland Office:
1544 Winchester Avenue
Ashland, KY 41105

Pikeville Office:
208 North Mayo Trail
Pikeville, KY 41502

Louisville Office:
4350 Brownsboro Road-Suite 170

Louisville, KY 40207

Middlesboro Office:

1918 Cumberland Ave.

Middlesboro, KY 40965

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Community Trust Bancorp, Inc. is a bank holding company and a thrift holding company headquartered in Pikeville, Kentucky. The Company currently owns all of the capital stock of two commercial banks, one thrift and one trust company, serving small and mid-sized communities in eastern, central and south-central Kentucky. As of December 31, 1996, the Company had total consolidated assets of $1.8 billion and total consolidated deposits of $1.5 billion, making it one of the largest independent bank holding companies headquartered in the Commonwealth of Kentucky. Effective January 1, 1997, the Company changed its name from Pikeville National Corporation to Community Trust Bancorp, Inc. and changed the name of its lead bank from Pikeville National Bank & Trust Company to Community Trust Bank, N.A. (the "Lead Bank").

  Through its subsidiaries, the Company engages in a wide range of commercial and personal banking activities, which include accepting time and demand deposits; making secured and unsecured loans to corporations, individuals and others; providing cash management services to corporate and individual customers; issuing letters of credit; renting safe deposit boxes and providing funds transfer services. The lending activities of the Banks (as defined herein) include making commercial, construction, mortgage, personal and consumer loans. Also available are lease financing, lines of credit, revolving credits, term loans and other specialized loans including asset-based financing. Various corporate subsidiaries act as trustees of personal trusts, as executors of estates, as trustees for employee benefit trusts, as registrars, transfer agents and paying agents for bond and stock issues and as depositories for securities.

  The Company's long-term strategy is to grow its traditional banking activities through both acquisition and de novo expansion. The Company is focused on the continuing growth of its indirect and commercial lending businesses and the introduction and promotion of enhanced financial products for both business and individual customers.

                                   CTBI TRUST

  CTBI Trust is a Delaware business trust. State Street Bank and Trust Company, Boston, Massachusetts will serve as the trustee under the Indenture ("Debenture Trustee"), the property trustee under the CTBI Trust Agreement ("Property Trustee"), and the trustee under the Guarantee ("Guarantee Trustee"). Richard
M. Levy and Jean R. Hale, both executive officers of the Company, will serve as the Administrative Trustees of CTBI Trust ("Administrative Trustees"). Wilmington Trust Company will serve as the Delaware trustee under the CTBI Trust Agreement ("Delaware Trustee"). CTBI Trust's sole purpose will be to issue the Common Securities and the Preferred Securities and hold the Subordinated Debentures. The Administrative Trustees, the Property Trustee and the Delaware Trustee are sometimes collectively referred to herein as the "Securities Trustees."

                                  THE OFFERING

Securities Offered........ 1,200,000 shares of   % Preferred Securities,
                           liquidation amount $25 per Preferred Security ("Liquidation Amount"), evidencing preferred undivided beneficial interests in the assets of CTBI Trust.

Offering Price............ $25 per Preferred Security.

Distribution Dates........ The last day of each of March, June, September and
                           December of each year, beginning June 30, 1997.

Stated Maturity........... March 31, 2027, unless extended or shortened as provided herein.

Subordinated Debentures... CTBI Trust will invest the proceeds from the issuance of the Preferred Securities and Common
                           Securities in an equivalent amount of   %
                           subordinated debentures due March 31, 2027
                           ("Subordinated Debentures"). The Subordinated Debentures will be subordinate and junior in right of payment to all current indebtedness for borrowed money and other obligations of the Company included in the definition of Senior Debt, Subordinated Debt and, under certain circumstances, Additional Senior Obligations. See "Description of the Subordinated Debentures--Subordination."

Guarantee................. The payment of distributions of the Preferred
                           Securities is guaranteed by the Company under the Guarantee, but only to the extent CTBI Trust has funds legally and immediately available to make such distributions. If the Company does not make principal or interest payments of the Subordinated Debentures, CTBI Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until CTBI Trust has sufficient funds legally available therefor. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company. The Company has, through the Guarantee, the Indenture, the Subordinated Debentures, the CTBI Trust Agreement and the Agreement as to Expenses and Liabilities ("Agreement as to Expenses and Liabilities"), fully and unconditionally guaranteed, subject to certain subordination provisions, all of CTBI Trust's obligations with respect to the Preferred Securities. See "Risk Factors--Risk Factors Relating to the Preferred Securities" and "-- Ranking of Subordinated Obligations Under the Guarantee and the Subordinated Debentures" "Rights Under the Guarantee" and "Description of Guarantee."

Interest Deferral......... The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, at any time and from time to time, for up to 20 consecutive quarters (each, an "Extension Period"). The only restrictions arising from the Company's deferral of payments of interest are that during the Extension Period the Company may not (subject to certain allowances) (i) pay dividends on or redeem any of its capital stock or (ii) pay principal or interest on any debt securities ranking pari passu or subordinate to the Subordinated Debentures. See "Description of the Preferred Securities--Distributions--Extension Period." There could be multiple Extension Periods of varying lengths (none exceeding 20 consecutive calendar quarters) throughout the term of the Subordinated Debentures. All interest payments deferred during an Extension Period must be paid prior to a subsequent election by the Company to institute an Extension Period.

                           If interest payments on the Subordinated Debentures are deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, holders of Preferred Securities will continue to accrue income for federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Subordinated Debentures-- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations-- Potential Extension of Interest Payment Period and Original Issue Discount" and "--Market Discount and Acquisition Premium." Deferred interest will bear interest, compounded quarterly, at a rate per annum equal to the Securities Rate from the date of deferral to the date of payment.

Redemption................ The Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or their earlier redemption. The Subordinated Debentures are redeemable by the Company (in whole or in part), from time to time on or after March 31, 2007, or at any time in whole upon the occurrence of a Special Event, as described below. If a partial redemption of the Subordinated Debentures would result in the de-listing of the Preferred Securities, the Company may only redeem the Subordinated Debentures in whole. Any partial redemption of the Subordinated Debentures will be effected by the redemption of an equivalent amount of Trust Securities, to be allocated pro rata between Preferred Securities and the Common Securities unless an Event of Default shall have occurred and be continuing as of the applicable Redemption Date or Distribution Date. See "Description of the Preferred Securities-- Redemption" and "--Tax Event Redemption, Investment Company Event Redemption or Capital Event Redemption."

Special Event.............
                           A Special Event means a Tax Event, an Investment Company Event or a Capital Event. A "Tax Event" means the receipt by the Company of an opinion of independent counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of any amendment to, or change in (including any announced prospective change), the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective, or which pronouncement or decision is announced, on or after the date of the issuance of the Subordinated Debentures under the Indenture, there is more than an insubstantial risk that (i) CTBI Trust is, or will be within 90 days after the date of such opinion, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or within 90 days after the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) CTBI Trust is, or will be within 90 days after the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. An "Investment Company Event" means the receipt by CTBI Trust of an opinion of independent counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that CTBI Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities. A "Capital Event" means the receipt by CTBI Trust of an opinion of independent counsel experienced in such matters (which may be counsel to the Company) that the Company cannot, or within 90 days after the date of such opinion of counsel, will not be permitted by the applicable regulatory authorities, due to a change in law, regulation, policy or guideline or interpretation or application of law or regulation, policy or guideline, to account for the Preferred Securities as Tier I Capital under the capital guidelines or policies of the Federal Reserve.


Redemption Price.......... In the event of the redemption of Trust Securities or other termination of CTBI Trust without distribution of the Subordinated Debentures, each Preferred Security shall be entitled to receive a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment.

Distribution of
Subordinated Debentures...
                           The Company has the right at any time to liquidate CTBI Trust and cause the Subordinated Debentures to be distributed to holders of Preferred Securities, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Preferred Securities--Redemption."

The Nasdaq Stock Market's
National Market Symbol....
                           Application has been made to have the Preferred Securities approved for quotation under The Nasdaq Stock Market's National Market under the symbol "CTBIP."

                         COMMUNITY TRUST BANCORP, INC.

                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY RESULTS OF
 OPERATIONS
Interest Income.........  $  144,447  $  131,026  $  106,560  $  104,929  $  109,946
Interest Expenses.......      69,092      64,992      47,370      46,616      53,746
                          ----------  ----------  ----------  ----------  ----------
   Net interest income..      75,355      66,034      59,190      58,313      56,200
Provision for loan
 losses.................       7,285       5,858       6,066       4,442       7,311
Noninterest income......      14,439      11,116       9,653      12,069      11,427
Noninterest expense.....      55,243      55,871      52,287      45,571      42,140
                          ----------  ----------  ----------  ----------  ----------
Income before federal
 income taxes...........      27,266      15,421      10,490      20,369      18,176
Federal income tax
 expense................       8,471       4,608       2,278       5,533       5,072
                          ----------  ----------  ----------  ----------  ----------
   Net income...........  $   18,795  $   10,813  $    8,212  $   14,836  $   13,104
                          ==========  ==========  ==========  ==========  ==========
PER COMMON SHARE:
Earnings per share......  $     2.06  $     1.21  $     0.95  $     1.80  $     1.63
Cash dividends declared.        0.74        0.66        0.61        0.55        0.51
 As a percentage of
  earnings per share....       35.92%      54.55%      64.21%      30.56%      31.29%
Book value, end of year.       15.86       14.66       13.57       13.44       12.08
Average common shares
 outstanding (in
 thousands).............       9,138       8,960       8,601       8,246       8,024
AT YEAR END:
Total assets............  $1,815,660  $1,730,170  $1,499,434  $1,464,039  $1,390,910
Long-term debt..........      19,136      27,873      24,944      35,277      36,340
Shareholders' equity....     144,754     133,795     166,636     107,371      96,406
AVERAGES:
Assets..................  $1,762,009  $1,630,922  $1,470,630  $1,415,441  $1,354,655
Deposits................   1,467,794   1,359,947   1,216,544   1,181,347   1,173,305
Earning assets..........   1,632,532   1,508,539   1,365,750   1,313,064   1,253,475
Loans...................   1,215,243   1,021,637     872,045     849,202     857,532
Shareholders' equity....     138,925     130,780     116,165     102,445      90,594
PROFITABILITY RATIOS:
Return on average
 assets.................        1.07%       0.66%       0.56%       1.05%       0.97%
Return on average common
 equity.................       13.53%       8.27%       7.07%      14.48%      14.46%
Net interest margin.....        4.76%       4.54%       4.51%       4.60%       4.68%
CAPITAL RATIOS:
Average equity to
 average assets.........        7.88%       8.02%       7.90%       7.24%       6.69%
Risk-based capital
 ratios:
 Leverage ratio.........        7.05%       6.44%       7.19%       6.36%       5.89%
 Tier I Capital.........        9.71%      10.24%      11.08%      10.10%       9.34%
 Total capital..........       10.96%      11.51%      12.33%      12.23%      11.53%
OTHER SIGNIFICANT
 RATIOS:
Allowance to net loans,
 end of year............        1.44%       1.44%       1.43%       1.58%       1.63%
Allowance to
 nonperforming loans,
 end of year............      113.50%     119.99%     106.12%      90.04%      95.96%
Nonperforming assets to
 loans and foreclosed
 properties, end of
 year...................        1.35%       1.37%       1.83%       2.18%       2.51%
Net charge-offs to
 average loans..........        0.37%       0.47%       0.74%       0.57%       0.60%
RATIO OF EARNINGS TO
 FIXED CHARGES:(2)
 Excluding deposit
  interest..............        4.10x       2.77x       2.33x       3.61x       4.85x
 Including deposit
  interest..............        1.39x       1.24x       1.22x       1.43x       1.34x
RATIO OF EARNINGS TO
 COMBINED FIXED CHARGES
 AND PREFERRED STOCK
 DIVIDENDS:(2)
 Excluding deposit
  interest..............        4.10x       2.77x       2.33x       3.61x       4.85x
 Including deposit
  interest..............        1.39x       1.24x       1.22x       1.43x       1.34x

--------
(1) The numbers have been adjusted to reflect a 3 for 2 common stock split, effective February 1, 1994 to shareholders of record on January 5, 1994.
(2) Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

                                 RISK FACTORS

  Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and CTBI Trust before purchasing the Preferred Securities offered hereby. This Prospectus contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") under the captions "Prospectus Summary," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and that actual results could differ materially from those contemplated by such statements. These cautionary statements are being made pursuant to the "safe harbor" provisions of the Act. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and CTBI Trust or guarantees of future performance. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company and CTBI Trust to a greater extent than indicated, and that actual results may differ materially from those in the forward-looking statements.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

  The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations of the Company. As of December 31, 1996, the aggregate outstanding Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company were approximately $19,200,000. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of the Banks upon any such Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that Bank, except to the extent that the Company may itself be recognized as a creditor of that Bank. Accordingly, the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Banks, and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. None of the Indenture, the Guarantee or the CTBI Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Subordinated Debentures--Subordination."

  The ability of CTBI Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by CTBI Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions
thereon at the rate of    % per annum, compounded quarterly from the relevant
payment date for such Distributions to the date of payment) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company, that rank pari passu with, or are junior in interest to, the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company, if such guarantee ranks pari passu with, or is junior in interest to, the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the
annual rate of    % compounded quarterly, to the extent permitted by
applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Descriptions of Preferred Securities--General" and "Description of Subordinated Debentures-- Option to Extend Interest Payment Period."

  Should an Extension Period occur, a holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by CTBI Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from CTBI Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

TAX EVENT, INVESTMENT COMPANY EVENT, OR CAPITAL EVENT--REDEMPTION

  Upon the occurrence and during the continuance of a Tax Event, Investment Company Event or Capital Event (whether occurring before or after March 31,
2007), the Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Event and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable guidelines or policies of the Federal Reserve. See "Description of Subordinated Debentures--Redemption."

EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

  The Company will have the right at any time to terminate CTBI Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of CTBI Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Preferred Securities-- Redemption."

SHORTENING OF STATED MATURITY OF SUBORDINATED DEBENTURES

  The Company will have the right at any time to shorten the maturity of the Subordinated Debentures to a date not earlier than March 31, 2007. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

  The Company will also have the right to extend the maturity of the Subordinated Debentures whether or not CTBI Trust is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities to a date no later than the 39th anniversary of the initial issuance of the Preferred Securities, provided that the Company can extend the maturity only if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) CTBI Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated.

RIGHTS UNDER THE GUARANTEE

  The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by CTBI Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that CTBI Trust has funds on hand legally available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that CTBI Trust has funds on hand legally available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of CTBI Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that CTBI Trust has funds on hand available therefor at such time and (b) the amount of assets of CTBI Trust remaining available for distribution to holders of the Preferred Securities. The holders of not less than a majority of aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against CTBI Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, CTBI Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of Subordinated Debentures-- Debenture Events of Default," "--Enforcement of Certain Rights by Holders of Preferred Securities" and "Description of Guarantee."

  The CTBI Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and the exercise of CTBI Trust's rights as holder of Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Property Trustee, the Administrative Trustees and the Company may amend the CTBI Trust Agreement without the consent of holders of Preferred Securities to ensure that CTBI Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of Preferred Securities--Removal of CTBI Trust Trustees" and "--Voting Rights; Amendment of Trust Agreement."

POSSIBLE TAX LAW CHANGES AFFECTING THE PREFERRED SECURITIES

  On February 6, 1997, the revenue portion of President Clinton's 1998 budget proposal (the "Budget Proposal") was released. The Budget Proposal would generally deny deductions for interest on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Budget Proposal would also generally deny deductions for interest or original issue discount on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer filed with the Commission or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet filed with the Commission. The above described provisions of the Budget Proposal are proposed to be effective generally for instruments issued on or after the date of first Congressional committee action. Since the Subordinated Debentures cannot have a term exceeding 40 years, the first of the above described Budget Proposals would be inapplicable. Furthermore, since the Company intends to reflect the Preferred Securities as long-term debt in its consolidated balance sheet filed with the Commission (although it will treat the Preferred Securities as a minority interest for regulatory reporting), the Budget Proposal, as currently drafted, would not appear to apply to the Subordinated Debentures. There can be no assurance, however, that similar legislation which would apply to the Subordinated Debentures will not be enacted, and such legislation could be retroactive in effect. If any such legislation were enacted, the Company would be unable to deduct interest on the Subordinated Debentures. Such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities before March 31, 2007. See "Description of Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Investment Company Event Redemption or Capital Event Redemption." See also "Certain Federal Income Tax Consequences--Effect of Proposed Changes in
Tax Laws."

MARKET PRICES

  There can be no assurance as to the market prices for Preferred Securities or Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of CTBI Trust occurs. Accordingly, the Preferred Securities, or the Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of CTBI Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. In addition, there can be no assurance that the Company will not exercise its option to change the maturity of the Subordinated Debentures as permitted by the terms thereof and of the Indenture. Because holders of Preferred Securities may receive Subordinated Debentures on liquidation of CTBI Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of Subordinated Debentures."

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon (and consequently does not receive a Distribution from CTBI Trust for the period prior to such disposition) will be required to include as ordinary income either original issue discount (if applicable) or accrued but unpaid interest on the Subordinated Debentures through the date of disposition. To the extent the amount realized is less than the holder's adjusted tax basis, a holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences-- Disposition of Preferred Securities."

PREFERRED SECURITIES ARE NOT INSURED

  The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

STATUS OF THE COMPANY AS A BANK HOLDING COMPANY

  The Company is a legal entity separate and distinct from the Banks and its other subsidiaries, although the principal source of the Company's cash revenues is dividends from the Banks. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim.

  The Company's principal source of funds is dividends received from the subsidiary banks. Regulations limit the amount of dividends that may be paid by the Company's banking subsidiaries without prior approval. During 1997, approximately $3.4 million plus any 1997 net profits can be paid by the Company's banking subsidiaries without prior regulatory approval.

  The Banks are also subject to restrictions under federal law which limit the transfer of funds by any of the Banks to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any Bank to the Company or any of the Company's nonbanking subsidiaries are limited in amount to 10% of such Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of such Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

IMPACT OF INTEREST RATE CHANGES

  The Company's results of operations are derived from the operations of the Banks and are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, the Company's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Interest Rate Sensitivity Analysts."

CREDIT RISK AND LOAN CONCENTRATION

  As a financial institution, the Company is exposed to the risk that customers to whom the Banks have made loans will be unable to repay those loans according to their terms and that collateral securing such loans (if any) may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on the Company's operating results.

  A primary risk facing the Company, and financial institutions in general, is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of such borrower's loan agreement. As of December 31, 1996, the Company's total loan portfolio was approximately $1,310 million or 72.1% of its total assets. The three largest components of the loan portfolio are commercial loans, $505 million or 38.6% of total loans, consumer installment loans, $310 million or 23.7% of total loans, and real estate mortgage and construction loans, $490 million or 37.4% of total loans. The Company's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and small- to medium-sized businesses in eastern, central and south-central Kentucky and eastern and central Tennessee. The Company's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISK

  The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not shareholders or other creditors. Regulations affecting the financial institutions industry are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting the Company and the Banks may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of the Company and the Banks.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

  The success of the Company and the Banks is dependent to a certain extent upon the general economic conditions of the Commonwealth of Kentucky and the geographic markets served by the Banks. Unlike larger banks which are geographically diversified, the Company and the Banks provide financial and banking services to customers in east, central and south-central Kentucky. No assurance can be given concerning the economic conditions which will exist in such markets.

COMPETITION

  The Company's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products functionally equivalent to those offered by the Company's subsidiaries. Competing providers may have greater financial resources than the Company and offer services within and outside the market areas served by the Company's subsidiaries.

  Since July 1989, banking legislation in Kentucky has placed no limit on the number of banks or bank holding companies which a bank holding company may acquire. Interstate acquisitions are allowed where reciprocity exists between the laws of Kentucky. As a result, the Company may face increased competition from out-of-state banks. Bank holding companies are prohibited from controlling more than 15% of deposits held by banks in the state (exclusive of inter-bank and foreign deposits).

                                USE OF PROCEEDS

  The CTBI Trust will use the proceeds of the sale of the Preferred Securities to acquire Subordinated Debentures from the Company. The Company intends to apply the net proceeds from the sale of the Subordinated Debentures to its general funds to be used for expansion through new branches and acquisitions, to fund growth in the Company's indirect consumer loan portfolio and for general corporate purposes. The Company does not have any current agreements or understandings regarding any acquisitions.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, CTBI Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of CTBI Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented in the consolidated balance sheet of the Company as a component of long term debt. The Company will record distributions payable on the Preferred Securities as interest expense in its consolidated statement of income.

                                  THE COMPANY

  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") as a bank holding company and with the Office of Thrift Supervision as a thrift holding company. The Company was incorporated August 12, 1980, under the laws of the Commonwealth of Kentucky. The Company currently owns all of the capital stock of two commercial banks, one thrift and one trust company, serving small and mid-sized communities in eastern, central and south-central Kentucky. The commercial banks are Community Trust Bank, N.A. and Commercial Bank, West Liberty. The Company also owns all of the capital stock of Community Trust Bank, FSB, a federal savings bank located in Campbellsville, Kentucky ("Savings Bank") and the Trust Company of Kentucky, a state chartered trust company, with its principal office in Ashland, Kentucky and satellite offices in Lexington, Louisville, Middlesboro and Pikeville, Kentucky. As of December 31, 1996, the Company had total consolidated assets of $1.8 billion and total consolidated deposits of $1.5 billion, making it one of the largest independent bank holding companies headquartered in the Commonwealth of Kentucky.

  Effective January 1, 1997, the Company changed its name from Pikeville National Corporation to Community Trust Bancorp, Inc., changed the name of the Lead Bank from Pikeville National Bank & Trust Company to Community Trust Bank, N.A. and merged seven of its other commercial bank subsidiaries into the Lead Bank (the "Consolidation"). As a result of these transactions, the Lead Bank has approximately $1.5 billion in assets and 42 offices in 12 Kentucky counties. The Company's thrift and trust subsidiaries and West Liberty continue to operate as independent subsidiaries.

  The Company excluded Commercial Bank, West Liberty, Kentucky ("West Liberty") from the Consolidation. The Company has entered into a definitive agreement, subject to regulatory approval, to sell West Liberty to Commercial Bancshares, Inc., of West Liberty, Kentucky for cash of $10.2 million. As of December 31, 1996, West Liberty had $73 million in assets, constituting 4% of the Company's total consolidated assets. The Lead Bank, the Savings Bank and West Liberty are collectively referred to herein as the "Banks."

  Through its subsidiaries, the Company engages in a wide range of commercial and personal banking activities, which include accepting time and demand deposits; making secured and unsecured loans to corporations, individuals and others; providing cash management services to corporate and individual customers; issuing letters of credit; renting safe deposit boxes and providing funds transfer services. The lending activities of the Banks include making commercial, construction, mortgage, personal and consumer loans. Also available are lease financing, lines of credit, revolving credits, term loans and other specialized loans including asset-based financing. Various corporate subsidiaries act as trustees of personal trusts, as executors of estates, as trustees for employee benefit trusts, as registrars, transfer agents and paying agents for bond and stock issues and as depositories for securities.

RECENT DEVELOPMENTS

  From and after December 31, 1996, the following developments have occurred with respect to Company:

    1. On January 30, 1997, the Company declared a 10% stock dividend to holders of the Company's common stock of record as of March 15, 1997. The stock dividend will be distributed on April 15, 1997.

    2. On January 17, 1997, the Company settled a dispute with a former software vendor pursuant to which such former software vendor paid the Company $4.9 million before taxes.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated capitalization of the Company at December 31, 1996 and (ii) the consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by CTBI Trust, respectively, as if such sale had been consummated on December 31, 1996, and assuming the Underwriters' over-allotment options were not exercised.

                                                       DECEMBER 31, 1996
                                                      ---------------------
                                                       ACTUAL   AS ADJUSTED
                                                      --------  -----------
                                                          (DOLLARS IN
                                                           THOUSANDS)
LONG-TERM DEBT
  Notes Payable...................................... $ 19,136   $ 19,136
  Guaranteed Preferred Beneficial Interests in the
   Company's Subordinated Debentures.................        0     30,000
                                                      --------   --------
    Total Long-term Debt............................. $ 19,136   $ 49,136
                                                      --------   --------
SHAREHOLDERS' EQUITY
  Common stock, $5 par value; 25,000,000 shares
   authorized; 9,128,814 shares issued and
   outstanding....................................... $ 45,644   $ 45,644
  Capital Surplus....................................   27,915     27,915
  Net Unrealized Holding Gains on Investment
   Securities Available for Sale.....................     (781)      (781)
  Retained earnings..................................   71,976     71,976
                                                      --------   --------
    Total Shareholders' Equity.......................  144,754    144,754
                                                      --------   --------
      Total Capitalization........................... $163,890   $193,890
                                                      ========   ========

CAPITAL RATIOS

  The following table sets forth certain ratios for the Company.

                                                                 TO BE WELL CAPITALIZED
                                                                      UNDER PROMPT
                                         FOR CAPITAL ADEQUACY      CORRECTIVE ACTION
                             ACTUAL            PURPOSES              PROVISIONS (1)
                         --------------  ----------------------  -----------------------
                          AMOUNT  RATIO    AMOUNT      RATIO        AMOUNT      RATIO
                         -------- -----  ------------ ---------  ------------ ----------
(IN THOUSANDS)
AS OF DECEMBER 31, 1996
Total Capital
 (to Risk Weighted
 Assets)................ $141,339 10.96% $    103,152     8.00%  $    128,940     10.00%
Tier I Capital
 (to Risk Weighted
 Assets)................  125,188  9.71%       51,576     4.00%        77,364      6.00%
Tier I Capital
 (to Average Assets)....  125,188  7.05%       71,052     4.00%        88,815      5.00%

--------
(1) The Company is not currently subject to Prompt Corrective Action
    Provisions.

            SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY(1)

  The following table presents selected financial data for the Company for each of the last five years ended December 31:

                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY RESULTS OF
 OPERATIONS
Interest Income.........  $  144,447  $  131,026  $  106,560  $  104,929  $  109,946
Interest Expenses.......      69,092      64,992      47,370      46,616      53,746
                          ----------  ----------  ----------  ----------  ----------
   Net interest income..      75,355      66,034      59,190      58,313      56,200
Provision for loan
 losses.................       7,285       5,858       6,066       4,442       7,311
Noninterest income......      14,439      11,116       9,653      12,069      11,427
Noninterest expense.....      55,243      55,871      52,287      45,571      42,140
                          ----------  ----------  ----------  ----------  ----------
Income before federal
 income taxes...........      27,266      15,421      10,490      20,369      18,176
Federal income tax
 expense................       8,471       4,608       2,278       5,533       5,072
                          ----------  ----------  ----------  ----------  ----------
   Net income...........  $   18,795  $   10,813  $    8,212  $   14,836  $   13,104
                          ==========  ==========  ==========  ==========  ==========
PER COMMON SHARE:
Earnings per share......  $     2.06  $     1.21  $     0.95  $     1.80  $     1.63
Cash Dividends Declared.        0.74        0.66        0.61        0.55        0.51
 As a percentage of
  earnings per share....       35.92%      54.55%      64.21%      30.56%      31.29%
Book value, end of year.       15.86       14.66       13.57       13.44       12.08
Average common shares
 outstanding............       9,138       8,960       8,601       8,246       8,024
AT YEAR END:
Total assets............  $1,815,660  $1,730,170  $1,499,434  $1,464,039  $1,390,910
Long-term debt..........      19,136      27,873      24,944      35,277      36,340
Shareholders' equity....     144,754     133,795     166,636     107,371      96,406
AVERAGES:
Assets..................  $1,762,009  $1,630,922  $1,470,630  $1,415,441  $1,354,655
Deposits................   1,467,794   1,359,947   1,216,544   1,181,347   1,173,305
Earning assets..........   1,632,532   1,508,539   1,365,750   1,313,064   1,253,475
Loans...................   1,215,243   1,021,637     872,045     849,202     857,532
Shareholders' equity....     138,925     130,780     116,165     102,445      90,594
PROFITABILITY RATIOS:
Return on average
 assets.................        1.07%       0.66%       0.56%       1.05%       0.97%
Return on average common
 equity.................       13.53%       8.27%       7.07%      14.48%      14.46%
Net interest margin.....        4.76%       4.54%       4.51%       4.60%       4.68%
CAPITAL RATIOS:
Average equity to
 average assets.........        7.88%       8.02%       7.90%       7.24%       6.69%
Risk-based capital
 ratios:
 Leverage ratio.........        7.05%       6.44%       7.19%       6.36%       5.89%
 Tier I capital.........        9.71%      10.24%      11.08%      10.10%       9.34%
 Total capital..........       10.96%      11.51%      12.33%      12.23%      11.53%
OTHER SIGNIFICANT
 RATIOS:
Allowance to net loans,
 end of year............        1.44%       1.44%       1.43%       1.58%       1.63%
Allowance to
 nonperforming loans,
 end of year............      113.50%     119.99%     106.12%      90.04%      95.96%
Nonperforming assets to
 loans and foreclosed
 properties,
 end of year............        1.35%       1.37%       1.83%       2.18%       2.51%
Net charge-offs to
 average loans..........        0.37%       0.47%       0.74%       0.57%       0.60%
RATIO OF EARNINGS TO
 FIXED CHARGES:(2)
 Excluding deposit
  interest..............        4.10x       2.77x       2.33x       3.61x       4.85x
 Including deposit
  interest..............        1.39x       1.24x       1.22x       1.43x       1.34x
RATIO OF EARNINGS TO
 COMBINED FIXED CHARGES
 AND PREFERRED STOCK
 DIVIDENDS:(2)
 Excluding deposit
  interest..............        4.10x       2.77x       2.33x       3.61x       4.85x
 Including deposit
  interest..............        1.39x       1.24x       1.22x       1.43x       1.34x

--------
(1) The numbers have been adjusted to reflect a 3 for 2 common stock split, effective February 1, 1994 to shareholders of record on January 5, 1994.
(2) Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company reported record earnings of $18.8 million for 1996, an increase of 74% over the $10.8 million for 1995 and an increase of 129% over the $8.2 million for 1994. Earnings per share for 1996 increased to $2.06 per share, compared to $1.21 for 1995 and $0.95 for 1994.

  Earnings for 1996 reflected increases in net interest income and noninterest income and decreases in noninterest expense. The Company's return on average assets for 1996 increased to 1.07% from 0.56% and 0.66% in 1994 and 1995, respectively, and the return on average equity for 1996 increased to 13.53% as compared to 7.07% and 8.27% for 1994 and 1995, respectively.

  Total assets as of December 31, 1996 were $1.82 billion, an increase of 5.2% as compared to total assets of $1.73 billion as of December 31, 1995. Total loans as of December 31, 1996 were $1.31 billion compared to $1.12 billion as of December 31, 1995, an increase of 17.0%. Total deposits increased marginally from $1.47 billion at December 31, 1995 to $1.48 billion at December 31, 1996.

  Effective January 1, 1997, the Company changed its name from Pikeville National Corporation to Community Trust Bancorp, Inc., changed the name of its lead bank from Pikeville National Bank and Trust Company to Community Trust Bank, N.A. (the "Lead Bank") and merged seven of its other commercial bank subsidiaries into the Lead Bank. As a result of these transactions, the Lead Bank has $1.5 billion in assets and forty-two offices in twelve Kentucky counties. The Company's thrift and trust subsidiaries, the Savings Bank and Trust Company of Kentucky, remain subsidiaries of the Company and will continue to operate as independent entities.

  The Company excluded West Liberty from the merger of its commercial bank subsidiaries into the Lead Bank. The Company has entered into a definitive agreement, subject to regulatory approval, to sell West Liberty to Commercial Bancshares, Inc., of West Liberty, Kentucky for cash of $10.2 million. West Liberty has $73 million in assets, constituting 4% of the Company's total consolidated assets. Consistent with the Company's strategic plan, the funds generated by the sale of West Liberty will provide the Company with the opportunity to expand in existing or enter into new markets through either internal expansion or acquisitions.

  After fourteen years of service, including as President and CEO from January 1, 1995, Terry Coleman resigned effective November 1, 1996 to pursue other interests. Burlin Coleman, the CEO from 1979 through 1994 and current chairman, came out of retirement to take over as President and CEO. The Company intends to continue the direction undertaken during Terry Coleman's tenure and does not expect his departure to have significant adverse consequences on the Company.

  The Company reached a settlement in a dispute with a former software vendor in January 1997. The settlement will increase 1997 earnings by $3.2 million, net of tax, and will be reported as an extraordinary item in the 1997 consolidated financial statements.

ACQUISITIONS

  While no acquisitions were completed in 1996, the Company acquired all of the outstanding stock of four Kentucky banks during 1995, giving the Company additional economies of scale and new markets in which to deliver its existing products.

  On February 2, 1995, the Company acquired Community Bank of Lexington, Inc., Lexington, Kentucky ("Community Bank"), which had assets of $61 million. The Company issued 366,000 shares of common stock with a market price of $24 per share to fund the acquisition. The transaction was accounted for as a purchase, with $6.3 million of goodwill recognized. The offices of Community Bank became branches of the Lead Bank on March 31, 1995. While the Company had already been active in lending in the Lexington-Fayette County market through its loan production office, this acquisition has given the Company offices in which to provide deposit products and other financial services in one of Kentucky's fastest growing markets.

  On May 31, 1995, the Company acquired Woodford Bancorp, Inc., Versailles, Kentucky ("Woodford"), which had assets of $103 million for 967,000 shares of its common stock. The transaction was accounted for as a pooling-of-interests, and all prior period financial information was restated to give effect to the transaction. This acquisition gives the Company another presence in the central Kentucky area, which has one of the highest per capita incomes and lowest unemployment rates in Kentucky.

  On June 30, 1995, the Company acquired Commercial Bank, Middlesboro, Kentucky ("Middlesboro"), which had assets of $99 million for $14.4 million in cash. The transaction was accounted for as a purchase, and goodwill of $4.3 million was recognized. The Company borrowed $13.5 million to fund the acquisition. Middlesboro is located on the Kentucky-Virginia-Tennessee border and is a growing market with a thriving tourism industry.

  On November 3, 1995, the Company acquired United Whitley Corporation, Williamsburg, Kentucky ("Williamsburg"), and its subsidiary, Bank of Williamsburg, which had assets of $37 million, for 172,000 shares of its common stock. The transaction was accounted for as a pooling-of-interests, but without restatement of prior period financial information, due to lack of materiality. Bank of Williamsburg was merged into Farmers National Bank, Williamsburg, Kentucky, already owned by the Company on the date of acquisition. Through the acquisition, the Company increased the deposit base of an existing affiliate substantially while increasing its operating costs only marginally. Through the merger transaction, the Company was able to move the bank charter of the merged institution to adjacent Laurel County and now has a branch in London, Kentucky, which is among the fastest growing areas in Kentucky.

RESULTS OF OPERATIONS

1996 COMPARED TO 1995

  Net income for 1995 was $10.8 million compared to $18.8 million for 1996. Earnings per share for 1995 was $1.21 per share compared to $2.06 per share for 1996. All information has been restated due to the acquisition of Woodford on May 31, 1995, which was accounted for as a pooling-of-interests.

  Net interest income for 1996 increased 14.2% as compared to 1995, rising from $66.0 million in 1995 to $75.4 million in 1996. Noninterest income increased 29.7% from $11.1 million in 1995 to $14.4 million in 1996 while noninterest expense decreased 1.3% from $55.9 million in 1995 to $55.2 million in 1996.

  Return on average assets increased from 0.66% in 1995 to 1.07% in 1996 and return on average equity increased from 8.27% in 1995 to 13.53% in 1996.

 Net Interest Income

  Net interest income increased 14.2% from 1995 to 1996 and was a major contributing factor to the Company's increase in net income. Net interest income increased from $66.0 million in 1995 to $75.4 million in 1996. The increase was primarily due to the increase in average earning assets and the increase in loans as a percentage of total assets which allowed the Company to increase its yield on average earning assets while its cost of interest bearing funds declined slightly.

  The Company's average earning assets increased from $1.51 billion in 1995 to $1.63 billion in 1996. Average interest bearing liabilities also increased during the period, from $1.32 billion in 1995 to $1.42 billion in 1996. Average interest bearing liabilities as a percentage of average earning assets remained fairly stable, going from 87.4% in 1995 to 87.1% in 1996.

  The taxable equivalent yield on average interest earning assets increased from 8.86% in 1995 to 8.99% in 1996. The cost of average interest bearing liabilities declined from 4.93% to 4.86% during the same period. As a result of the thirteen basis point increase in yield on average earning assets and the seven basis point reduction in cost of interest bearing funds, the net interest margin increased from 4.54% in 1995 to 4.76% in 1996.

  The Company was able to increase its yield on average earning assets through investing more of its assets in loans, its highest yielding asset. Loans accounted for 63.5% of total assets as of December 31, 1995 compared to 71.1% as of December 31, 1996. Most of the loan growth came from consumer loans generated from the indirect consumer lending program, which began late in 1995. As of the end of 1996, the Company's indirect consumer loan portfolio exceeded $100 million.

  The Company was also able to reduce the cost of interest bearing liabilities during the year. This was achieved by implementation of strict adherence to deposit pricing standards, which enabled the Company to reduce the cost of savings and NOW accounts by thirteen basis points while the cost of time deposits increased by only two basis points. By more closely managing its borrowings, the company was also able to reduce its borrowing cost on Federal Home Loan Bank advances by thirty-six basis points.

 Provision for Loan Losses

  The provision for loan losses increased from $5.9 million in 1995 to $7.3 million in 1996. Average loans were significantly higher in 1996 increasing 19.6% from $1.02 billion in 1995 to $1.22 billion in 1996.

  Charge-offs, net of recoveries, as a percentage of average loans outstanding declined from 0.47% in 1995 to 0.37% in 1996 as outstanding loans increased, but net charge-offs increased by a proportionately less amount. The allowance for loan losses increased significantly, rising from $16.1 million at December 31, 1995 to $18.8 million at December 31, 1996. The increase in the reserve is due to a provision in excess of loan charge-offs to increase the reserve proportionally to the increase in loans outstanding. The Company does not believe there are currently any trends, events or uncertainties that are reasonably likely to have a material effect on the volume of its nonperforming loans.

 Noninterest Income

  Noninterest income increased 29.7% from $11.1 million in 1995 to $14.4 million in 1996. Service charges on deposit accounts was the largest component of noninterest income and increased from $5.2 million in 1995 to $6.3 million in 1996 as the Company introduced new policies which reduced the amount of fees that were waived. Trust income increased from $1.3 million in 1995 to $1.6 million in 1996 as the trust assets managed increased during the year. Gains on sale of residential mortgage loans increased from $462 thousand to $1.7 million as increased loan demand enabled the Company to a sell larger volume of loans. Other noninterest income increased from $4.1 million in 1995 to $4.7 million in 1996. The largest component of other noninterest income was insurance commissions, which increased 45.4% from $1.1 million in 1995 to $1.6 million in 1996, mainly due to increases in loans. Loans accounted for 71.1% of total assets at December 31, 1996 compared to 63.5% of total assets at December 31, 1995. Securities gains and losses were not a factor in the increase as the Company incurred net securities gains of $88 thousand in 1996 and $12 thousand in 1995.

 Noninterest Expense

  Noninterest expense decreased from $55.9 million in 1995 to $55.2 million in 1996. Salaries and employee benefits increased from $24.6 million in 1995 to $28.2 million in 1996 as the number of full-time equivalent employees increased due to acquisitions of new banks and opening of new branches. Occupancy expense increased marginally from $3.9 million in 1995 to $4.0 million in 1996, and equipment costs remained level at $3.7 million for both 1995 and 1996. Data processing costs declined from $2.8 million in 1995 to $2.6 million in 1996 and stationery and printing costs declined from $1.9 million in 1995 to $1.7 million in 1996. Taxes other than payroll, property and income, which consists mainly of Kentucky Franchise taxes on the equity of the affiliate banks, increased slightly from $2.0 million in 1995 to $2.1 million in 1996. FDIC Insurance declined from $3.0 million to $113 thousand as the FDIC reduced premium rates to "well-capitalized" institutions, of which all of the Company's affiliates qualify. Other noninterest expense declined from $13.9 million in 1995 to $12.8 million in 1996, consistent with the Company's cost containment measures introduced late in 1995.

1995 COMPARED TO 1994

  Net income for 1995 was $10.8 million compared to $8.2 million for 1994. Earnings per share for 1994 was $0.95 per share compared to $1.21 for 1995.

 Net Interest Income

  Net interest income rose from $59.2 million in 1994 to $66.0 million in 1995. The increase in net interest income was due to a higher level of average earning assets and rising interest rates during 1995. The yield on interest earning assets and the cost of interest bearing liabilities both increased during 1995 as compared to 1994. The taxable equivalent yield on average interest earning assets increased from 7.98% in 1994 to 8.86% in 1995. The cost of average interest bearing liabilities increased from 3.97% to 4.93% during the same period. As a result of this the net interest margin increased from 4.51% in 1994 to 4.54% in 1995.

 Noninterest Income

  Noninterest income increased 15.2% from $9.7 million in 1994 to $11.1 million in 1995. Service charges on deposit accounts, the largest component, increased from $4.7 million in 1994 to $5.2 million in 1995. During the same period, other noninterest income increased from $2.7 million to $4.1 million and trust income decreased from $1.6 million to $1.3 million. Net gains from the sale of residential mortgage loans decreased from $784 thousand in 1994 to $462 thousand in 1995, due to the rising interest rates in effect during 1995. Securities gains and losses were minimal in both periods, as the Company incurred net securities losses of $45 thousand in 1994 and net securities gains of $12 thousand in 1995.

 Noninterest Expense

  Noninterest expense increased from $52.3 million in 1994 to $55.9 million in 1995. Except for two unusual items which decreased significantly, all other categories increased as would be expected in a period of acquisitions. The increases in assets, employees and operational facilities from the 1995 acquisitions all contributed to across the board increases in noninterest expenses. Salaries and benefits increased from $23.0 million in 1994 to $24.6 million in 1995, occupancy expense increased from $3.3 million to $3.9 million, data processing increased from $2.1 million to $2.8 million, stationery & printing costs increased from $1.5 million to $1.9 million and other taxes increased from $1.7 million to $2.0 million while other noninterest expense items increased from $11.1 million in 1994 to $13.9 million in 1995. The two items which decreased significantly were losses associated with mortgage-backed derivative securities and restructuring and reengineering costs.

  Mortgage-backed derivatives had been purchased for certain trust accounts administered by the Company's affiliates. While these securities are guaranteed by either the Federal Home Loan Mortgage or the Federal National Mortgage Association, and therefore, pose very little, if any credit risk, they exhibited an excessive volatility which led to a significant decline in their market value in 1994 which represented the difference between the book value carried in the customer accounts and the actual market value. The Company purchased the securities from the trust accounts during 1994. The Company sold these securities in the first quarter of 1997.

  During the latter part of 1993 and continuing through 1994, the Company intensively examined ways to improve its performance through restructuring its operations and reengineering its work flow processes. As a result of this, the Company downsized its workforce by approximately 9% of total employment. Severance and other related costs of downsizing in the amount of $0.9 million were recognized in 1994.

LIQUIDITY

  The Company's objectives are to ensure that funds are available at the subsidiary banks to meet deposit withdrawals and credit demands without unduly penalizing profitability, and to ensure that funding is available for the parent company to meet the ongoing cash needs while maximizing profitability. The Company continues to identify ways to provide for liquidity on both a current and long-term basis. On a long-term basis, the Banks rely mainly on core deposits, certificates of deposit of $100,000 or more, repayment of principal and interest on loans and securities, as well as federal funds sold and purchased. The subsidiary banks also rely on the sale of securities under repurchase agreements, securities available-for-sale and Federal Home Loan Bank borrowings.

  Deposits increased marginally from $1.47 billion at December 31, 1995 to $1.48 billion at December 31, 1996. In order to compensate for the lack of funding from deposit growth, the Company increased its borrowings of federal funds purchased and other short-term borrowings from $20.4 million as of December 31, 1995 to $44.6 million at December 31, 1996 and also increased its Federal Home Loan Bank borrowings during the same period. The Bank is also preparing for a securitization of its automobile retail loan portfolio during the second quarter of 1997 to provide additional funding and liquidity. The lack of deposit funding has not affected the Company's ability to fund loans or service its debt obligations.

  Due to the nature of the markets served by the Company's lending institutions, management believes that the majority of its certificates of deposit of $100,000 or more are no more volatile than its core deposits. During the periods of low interest rates, these deposit balances remained stable as a percentage of total deposits. In addition, arrangements have been made with two correspondent banks for the purchase of federal funds on an unsecured basis, up to an aggregate of $98 million, if necessary, to meet the Company's liquidity needs.

  The Company owns $230 million of securities designated as available-for-sale and valued at market which are available to meet liquidity needs on a continuing basis. The Company also relies on Federal Home Loan Bank advances for both liquidity and management of its asset/liability position. Often the Company matches the maturity of these advances with pools of residential mortgage loans which are not sold in the secondary market, some of which have maturities of ten to fifteen years. Federal Home Loan Bank advances increased from $63.6 million at December 31, 1995 to $111.0 million at December 31, 1996.

  The Company generally relies upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash for its investing activities. As is typical of many financial institutions, significant financing activities include deposit gathering, use of short-term borrowing facilities such as federal funds purchased and securities sold under repurchase agreements, and the issuance of long-term debt. The Company has a $17.5 million credit line available which expires June 29, 1997, in the form of a revolving line of credit of which the entire line was available as of December 31, 1996. The Company's primary investing activities include purchases of investment securities and loan originations.

  In conjunction with maintaining a satisfactory level of liquidity, management monitors the degree of interest rate risk assumed on the balance sheet. The Company monitors its interest rate risk by the use of static and dynamic gap models at the one year interval. The static gap model monitors the difference in interest rate sensitive assets and interest rate sensitive liabilities as a percentage of total assets that mature within the specified time frame. The dynamic gap model goes further in that it assumes that interest rate sensitive assets and liabilities will be reinvested. The Company uses the Sendero system to monitor its interest rate risk. The Company desires an interest sensitivity gap of not more than fifteen percent of total assets at the one year interval.

INTEREST RATE SENSITIVITY ANALYSIS

  The Company's static interest rate gap position as of December 31, 1996 is presented below:

                            0-3        3-12       TOTAL 1      OVER 1
                           MONTHS     MONTHS        YEAR        YEAR      TOTAL
December 31, 1996         --------   ---------   ----------   --------  ----------
                                           (IN THOUSANDS)
Interest earning assets
  Securities and
   deposits.............  $ 87,951   $ 149,753   $  237,704   $130,817  $  368,521
  Loans.................   519,047     283,094      802,141    507,482   1,309,623
                          --------   ---------   ----------   --------  ----------
  Total interest earning
   assets...............  $606,998   $ 432,847   $1,039,845   $638,299  $1,678,144
Interest bearing
 liabilities
  NOW, money market and
   savings accounts.....  $268,063   $ 147,651   $  415,714   $    --   $  415,714
  Time deposits.........   236,981     442,824      679,805    185,081     864,886
  Federal funds
   purchased and other
   short-term
   borrowings...........    44,585         --        44,585        --       44,585
  Advances from FHLB....    61,804       5,123       66,927     44,043     110,970
  Long-term debt........     1,641         --         1,641     17,495      19,136
                          --------   ---------   ----------   --------  ----------
  Total interest bearing
   liabilities..........  $613,074   $ 595,598   $1,208,672   $246,619  $1,455,291
                          ========   =========   ==========   ========  ==========
Interest sensitivity gap
  For the period........  $ (6,076)  $(162,751)  $ (168,827)  $391,680  $  222,853
  Cumulative............    (6,076)   (168,827)    (168,827)   222,853     222,853
Cumulative as a percent
 of earning assets......     (0.36)%    (10.06)%     (10.06)%    13.28%      13.28%

  The Company now uses, on a limited basis, interest rate swaps as an additional tool in managing interest rate risk. As of December 31, 1996, there was outstanding $10 million in notional principal value of interest rate swaps. Interest rate swaps involve an exchange of cash flows based on the notional principal amount and agreed upon fixed and variable interest rates. In this transaction, the Company has agreed to pay a floating interest rate based on LIBOR and receive a fixed interest rate in return. The impact on operations of interest rate swaps was not significant during 1996 and is not expected to be significant during 1997.

CAPITAL RESOURCES

  Total shareholders' equity increased from $133.8 million at December 31, 1995 to $144.8 million at December 31, 1996. The primary source of capital of the Company is retained earnings. Cash dividends per share were $0.66 per share for 1995 and $0.74 per share for 1996. The Company retained 45% of its earnings for 1995 and 64% for 1996.

  Regulatory guidelines require bank holding companies, commercial banks, and thrifts to maintain certain minimum ratios and define companies as "well capitalized" that sufficiently exceed the minimum ratios. The banking regulators may alter minimum capital requirements as a result of revising their internal policies and their ratings of individual institutions. To be "well capitalized" banks and bank holding companies must maintain a Tier 1 leverage ratio of no less than 5.0%, a Tier 1 risk based ratio of no less than 6.0% and a total risk based ratio of no less than 10.0%. The Company's ratios as of December 31, 1996 were 7.05%, 9.71% and 10.96%, respectively. The Company and all banking affiliates met the criteria for "well capitalized" at December 31, 1996.

  As of December 31, 1996, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse impact on the Company's liquidity, capital resources, or operations.

 Impact of inflation and changing prices

  The majority of the Company's assets and liabilities are monetary in nature. Therefore, the Company differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets, such as fixed assets and inventories. However, inflation does have an important impact on the growth of assets in the banking industry and on the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses, which tend to rise during periods of general inflation.

  Management believes the most significant impact on financial and operating results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against the effects of wide interest rate fluctuations.

                           QUARTERLY FINANCIAL DATA

THREE MONTHS ENDED                   DECEMBER 31 SEPTEMBER 30 JUNE 30  MARCH 31
------------------                   ----------- ------------ -------  --------
                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1996
Net interest income.................   $19,945     $19,123    $18,537  $17,750
Net interest income, taxable
 equivalent basis...................    20,490      19,703     19,142   18,346
Provision for loan losses...........     2,108       2,003      1,686    1,488
Noninterest income..................     3,822       3,696      3,662    3,259
Noninterest expense.................    14,427      13,700     13,639   13,477
Net income..........................     4,949       4,906      4,737    4,203
PER COMMON SHARE:
Net income, primary.................   $  0.54     $  0.54    $  0.52  $  0.46
Net income, fully diluted...........      0.54        0.54       0.52     0.46
Dividends declared..................      0.20        0.18       0.18     0.18
COMMON STOCK PRICE:
High................................   $ 26.00     $ 23.75    $ 23.75  $ 22.00
Low.................................     20.25       20.75      20.00    18.50
Last trade..........................     24.50       22.25      21.75    22.00
SELECTED RATIOS:
Return on average assets,
 annualized.........................      1.10%       1.09%      1.09%    0.98%
Return on average common equity,
 annualized.........................     13.69%      13.92%     13.98%   12.42%
Net interest margin, annualized.....      4.89%       4.73%      4.78%    4.62%
1995
Net interest income.................   $17,437     $16,894    $16,134  $15,569
Net interest income, taxable
 equivalent basis...................    18,051      17,620     16,721   16,098
Provision for loan losses...........     1,850       1,615      1,322    1,071
Noninterest income..................     3,342       2,412      2,696    2,666
Noninterest expense.................    15,869      13,755     13,070   13,177
Net income..........................     2,266       2,734      2,840    2,973
PER COMMON SHARE:
Net income, primary.................   $  0.25     $  0.30    $  0.32  $  0.34
Net income, fully diluted...........      0.25        0.30       0.32     0.34
Dividends declared..................      0.18        0.16       0.16     0.16
COMMON STOCK PRICE:
High................................   $ 21.50     $ 23.00    $ 23.50  $ 25.25
Low.................................     19.00       19.50      19.50    22.50
Last trade..........................     19.25       20.25      20.75    22.50
SELECTED RATIOS:
Return on average assets,
 annualized.........................      0.53%       0.65%      0.72%    0.77%
Return on average common equity,
 annualized.........................      6.96%       8.39%      8.78%    9.56%
Net interest margin, annualized.....      4.57%       4.47%      4.57%    4.52%

                       EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below are the executive officers of the Company, their positions with the Company and the year in which they first became an executive officer or director.

              POSITIONS AND             DATE, FIRST
              OFFICES                   BECAME DIRECTOR PRESENT
NAME AND AGE  CURRENTLY                 OR EXECUTIVE    PRINCIPAL
(1)           HELD                      OFFICER         OCCUPATION
------------  ------------------------- --------------- -------------------------
Burlin Cole-  Chairman of Board,        1980            Chairman of Board,
 man; 67      President, CEO & Director                 President & CEO
Brandt        Vice Chairman of Board    1980            Vice Chairman
 Mullins; 69  & Director
Jean R.       Executive Vice President, 1992(2)         President &
 Hale; 50     Secretary & Director                      CEO of the Lead Bank
Richard M.    Executive Vice President, 1995(3)         Executive Vice President,
 Levy; 38     CFO & Treasurer                           CFO & Treasurer
Ralph         Executive Vice President, 1995(4)         Executive Vice President,
 Weickel; 39  Sales & Marketing                         Sales & Marketing
Ronald M.     Executive Vice President, 1996(5)         President and CEO
 Holt; 49     Trust                                     of Trust Company
Mark Gooch;   Executive Vice President, 1997(6)         Executive Vice President
 38           Operations                                Operations
John                                    1997(7)         Executive Vice President
 Shropshire;  Executive Vice President                  & Senior Lender
 48           & Senior Lender

--------
(1) The ages listed for the Company's executive officers are as of February 28, 1997.
(2) Prior to becoming an executive officer, Ms. Hale served as Vice President of the Company and as an executive officer of the Lead Bank since 1988.
(3) Mr. Levy served as Senior Vice President and Controller of Bank of America Texas, N.A. prior to joining the Company.
(4) Mr. Weickel served as Vice President of the Company prior to becoming an executive officer. Mr. Weickel served as Vice President, Manager of Investments, for Boatmen's National Bank of Des Moines, NA, prior to joining the Company in 1993.
(5) Mr. Holt served as Executive Vice President and Trust Manager of Bank One Kentucky Corporation prior to joining the Company.

(6) Mr. Gooch served as President and Chief Executive Officer of First Security Bank & Trust Co., Whitesburg, Kentucky, an affiliate of the Company until the merger with the Lead Bank prior to becoming an executive officer.

(7) Mr. Shropshire served as President and Chief Executive Officer of Farmers-Deposit Bank, Flemingsburg, Kentucky, an affiliate of the Company until the merger with the Lead Bank prior to becoming an executive officer.

                           DIRECTORS OF THE COMPANY

  The Company's directors are elected at each annual meeting of the shareholders and hold office until the next election of directors or until their successors are duly elected and qualify. The persons named below, all of whom currently serve as directors of the Company, have been nominated for election to serve until the 1998 Annual Meeting of Shareholders. The following table sets forth certain information respecting the persons nominated to be directors of the Company:

                                                              AMOUNT AND
              POSITIONS                                       NATURE OF
NAME AND      AND             DIRECTOR PRINCIPAL              BENEFICIAL     PERCENT
AGE (1)       OFFICES         SINCE    OCCUPATION (2)         OWNERSHIP (3)  OF CLASS
----------    --------------- -------- ---------------------- -------------  --------
Charles J.    Director        1988     Baird, Baird, Baird &      71,593(4)    *
 Baird; 47                             Jones, P.S.C.,
                                       Attorneys
Burlin        Chairman of     1980     Chairman of Board of      389,483(6)    4.3%
 Coleman;     Board of                 Directors, President &
 67(5)        Directors,               CEO--Community
              President & CEO          Trust Bancorp, Inc.
Nick A.       Director        1980     President--Unit Coal       31,645       *
 Cooley;                               Corporation
 63
William A.    Director        1990     Chairman of the           100,970(7)    1.1%
 Graham,                               Advisory Board--
 Jr.; 60                               Fleming County
                                       Region--Community
                                       Trust Bank, N.A.
Jean R.       Executive VP,   1993     President & CEO--          26,548(8)    *
 Hale; 50(5)  Secretary &              Community Trust
              Director                 Bank, N.A.
Brandt        Vice Chairman & 1980     Retired President-         71,069(9)    *
 Mullins;     Director                 Community Trust
 69(5)                                 Bank, NA
M. Lynn       Director        1993     President--Knott Floyd     55,091(10)   *
 Parrish;                              Land Co., Inc.
 47
Ernest M.     Director        1980     President and General      54,067(11)   *
 Rogers;                               Manager--Rogers
 69                                    Petroleum Services,
                                       Inc.
Porter P.     Director        1995     Chairman of the            40,635(12)   *
 Welch; 71                             Advisory Board--
                                       Woodford County
                                       Region--Community
                                       Trust Bank, NA
All direc-                                                       857,465(13)
 tors as a
 group                                                                         9.4%

(see footnotes on the next page)

--------
 *  Less than 1 percent.
 (1) The ages listed for the Directors of the Company are as of February 28, 1997.
 (2) Each of the nominees has been engaged in the principal occupation specified above for five years or more.
 (3) Under the rules of the Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to beneficially own any shares which that person has the right to acquire beneficial ownership within sixty days. Shares of common stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.
 (4) Includes 35,093 shares in trust for W.J. Baird's grandchildren over which Mr. Baird is trustee with the power to vote and invest such shares.
 (5) Burlin Coleman is also a director of the Lead Bank, the Savings Bank and Trust Company of Kentucky. Jean Hale is also a director of and Trust Company of Kentucky. Brandt Mullins is also a director of West Liberty.
 (6) Includes the following shares beneficially owned by Burlin Coleman:
     253,671 shares held in trust over which Mr. Coleman has sole voting and investment power; 53,999 shares in which Mr. Coleman shares voting power pursuant to a power of attorney; 395 shares held directly by Mr. Coleman; and 81,418 shares held in IRA over which Mr. Coleman has sole voting and investment power. Excludes 8,770 shares held by Mr. Coleman's wife, over which Mr. Coleman has no voting or investment power.
 (7) Includes 5,709 shares that Mr. Graham may acquire pursuant to options exercisable within sixty days of the Record Date and 868 shares held in the ESOP, which Mr. Graham has the power to vote.
 (8) Includes 8,995 shares which Mrs. Hale may acquire pursuant to options exercisable within sixty days of the Record Date and 2,214 shares held in the ESOP, which Mrs. Hale has the power to vote. Excludes 4,625 shares held by Mrs. Hale's husband, over which Mrs. Hale has no voting or investment power.
 (9) Includes 68,444 shares held in trust, which Mr. Mullins has the power to vote. Excludes 21,375 shares held by Mr. Mullins' wife, over which Mr. Mullins has no voting or investment power.
(10) Excludes 600 shares held by Mr. Parrish's wife as custodian for their minor child, over which Mr. Parrish has no voting or investment power.
(11) Excludes 15,674 shares held by Mr. Rogers' wife, over which Mr. Rogers has no voting or investment power.
(12) Excludes 40,000 shares held by Mr. Welch's wife, over which Mr. Welch has no voting or investment power.
(13) Includes 16,364 shares which may be acquired by all directors as a group pursuant to options exercisable within sixty days of March 15, 1997.

                       SELECTED STATISTICAL INFORMATION

  The following tables set forth certain statistical information relating to the Company and its subsidiaries on a consolidated basis and should be read together with the consolidated financial statements of the Company.

CONSOLIDATED AVERAGE BALANCE SHEETS AND TAXABLE EQUIVALENT INCOME/EXPENSE AND YIELDS/RATES

                                     1996                         1995                         1994
                          ---------------------------- ---------------------------- ----------------------------
                           AVERAGE             AVERAGE  AVERAGE             AVERAGE  AVERAGE             AVERAGE
                           BALANCES   INTEREST  RATE    BALANCES   INTEREST  RATE    BALANCES   INTEREST  RATE
                          ----------  -------- ------- ----------  -------- ------- ----------  -------- -------
                                                            (IN THOUSANDS)
EARNING ASSETS
Loans, net of unearned
 (1)(2)(3)..............  $1,215,243  $119,370  9.82%  $1,021,637  $101,511  9.94%  $  872,045  $ 78,911  9.05%
Securities
 U.S. Treasuries and
  agencies..............     277,641    17,641  6.35      301,263    19,123  6.35      316,552    18,794  5.94
 State & political
  subdivisions(3).......      57,652     4,568  7.92       55,263     4,668  8.45       52,344     4,692  8.96
 Other securities.......      72,610     4,655  6.41       78,510     5,011  6.38       73,951     4,370  5.91
Federal funds sold......       8,490       483  5.69       50,398     3,057  6.07       47,488     1,996  4.20
Interest bearing
 deposits...............         896        56  6.25        1,469       112  7.62        3,370       207  6.14
                          ----------  --------  ----   ----------  --------  ----   ----------  --------  ----
Total earning assets....  $1,632,532  $146,773  8.99%  $1,508,540  $133,482  8.86%  $1,365,750  $108,970  7.98%
Less:
 Allowance for loan
  losses................     (17,637)                     (15,336)                     (13,444)
                          ----------                   ----------                   ----------
                           1,614,895                    1,493,204                    1,352,306
NON-EARNING ASSETS
Cash and due from banks.      54,120                       50,846                       45,173
Premises and equipment,
 net....................      46,460                       43,725                       38,403
Other assets............      46,534                       43,148                       34,748
                          ----------                   ----------                   ----------
Total assets............  $1,762,009                   $1,630,923                   $1,470,630
                          ==========                   ==========                   ==========
INTEREST BEARING
 LIABILITIES
Deposits
 Savings and demand
  deposits..............  $  422,158  $ 12,722  3.01%  $  386,956  $ 12,166  3.14%  $  392,784  $ 11,446  2.91%
 Time deposits..........     861,566    47,854  5.55      804,884    44,507  5.53      671,863    28,443  4.23
Federal funds purchased
 and securities sold
 under repurchase
 agreements.............      25,363     1,258  4.96       25,934     1,435  5.53       30,208     1,234  4.09
Other short-term
 borrowings.............          17         1  5.88        1,443        78  5.41        2,935        90  3.07
Advances from Federal
 Home Loan Bank.........      90,666     5,356  5.91       71,917     4,506  6.27       68,022     4,132  6.07
Long-term debt..........      22,795     1,901  8.34       27,328     2,300  8.42       26,739     2,025  7.57
                          ----------  --------  ----   ----------  --------  ----   ----------  --------  ----
Total interest bearing
 liabilities............  $1,422,565  $ 69,092  4.86%  $1,318,462  $ 64,992  4.93%  $1,192,551  $ 47,370  3.97%
                          ----------  --------  ----   ----------  --------  ----   ----------  --------  ----
NONINTEREST BEARING
 LIABILITIES
Demand deposits.........     184,071                      168,108                      151,897
Other liabilities.......      16,448                       13,573                       10,017
Total liabilities.......   1,623,084                    1,500,143                    1,354,465
                          ----------                   ----------                   ----------
Shareholders' equity....     138,925                      130,780                      116,165
                          ----------                   ----------                   ----------
Total liabilities and
 shareholders' equity...  $1,762,009                   $1,630,923                   $1,470,630
                          ==========                   ==========                   ==========
Net interest income.....              $ 77,681                     $ 68,490                     $ 61,600
                                      ========                     ========                     ========
Net interest spread.....                        4.13%                        3.93%                        4.01%
                                                ====                         ====                         ====
Benefit of interest free
 funding................                        0.63%                        0.61%                        0.50%
                                                ====                         ====                         ====
Net interest margin.....                        4.76%                        4.54%                        4.51%
                                                ====                         ====                         ====

-------
(1)Interest includes fees on loans of $4,289, $3,203 and $2,300 in 1996, 1995 and 1994, respectively.
(2)Loan balances include principal balances on nonaccrual loans.
(3)Tax exempt income on securities and loans is reported on a fully taxable equivalent basis using a 35% rate.

NET INTEREST DIFFERENTIAL

  The following table illustrates the approximate effect on net interest differentials of volume and rate changes between 1996 and 1995 and also between 1995 and 1994.

                         TOTAL CHANGE  CHANGE DUE TO    TOTAL CHANGE  CHANGE DUE TO
                         ------------ ----------------  ------------ ----------------
                          1996/1995   VOLUME    RATE     1995/1994   VOLUME    RATE
                         ------------ -------  -------  ------------ -------  -------
                                               (IN THOUSANDS)
INTEREST INCOME
  Loans.................   $17,859    $19,030  $(1,171)   $22,600    $14,380  $ 8,220
  U. S. Treasury and
   federal agencies.....    (1,482)    (1,482)     --         329       (931)   1,260
  Tax exempt state and
   political
   subdivisions.........      (100)       197     (297)       (24)       255     (279)
  Other securities......      (356)      (379)      23        641        278      363
  Federal funds sold....    (2,574)    (2,395)    (179)     1,061        130      931
  Interest bearing
   deposits.............       (56)       (39)     (17)       (95)      (137)      42
                           -------    -------  -------    -------    -------  -------
  Total interest income.    13,291     14,932   (1,641)    24,512     13,975   10,537
INTEREST EXPENSE
  Savings and demand
   deposits.............       556      1,075     (519)       720       (171)     891
  Time deposits.........     3,347      3,146      201     16,064      6,309    9,755
  Federal funds
   purchased and
   securities sold under
   repurchase
   agreements...........      (177)       (31)    (146)       201       (192)     393
  Other short-term
   borrowings...........       (77)      (119)      42        (12)       (60)      48
  Advances from Federal
   Home Loan Bank.......       850      1,120     (270)       374        241      133
  Long-term debt........      (399)      (378)     (21)       275         46      229
                           -------    -------  -------    -------    -------  -------
  Total interest
   expense..............     4,100      4,813     (713)    17,622      6,173   11,449
                           -------    -------  -------    -------    -------  -------
Net interest income.....   $ 9,191    $10,119  $  (928)   $ 6,890    $ 7,802  $  (912)
                           =======    =======  =======    =======    =======  =======

  For purposes of the above table, changes which are not solely due to rate or volume are allocated based on a percentage basis, using the absolute values of rate and volume variance as a basis for percentages. Income is stated at a fully taxable equivalent basis, assuming a 35% tax rate.

INVESTMENT PORTFOLIO

  The maturity distribution and weighted average interest rates of securities at December 31, 1996 is as follows:

                                               ESTIMATED MATURITY AT DECEMBER 31, 1996
                          --------------------------------------------------------------------------------------
                                                                          AFTER 10       TOTAL FAIR
                          WITHIN 1 YEAR    1-5 YEARS      5-10 YEARS        YEARS          VALUE       AMORTIZED
                          -------------  --------------  -------------  -------------  --------------    COST
                          AMOUNT  YIELD   AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT
                          ------- -----  -------- -----  ------- -----  ------- -----  -------- -----  ---------
                                                           (IN THOUSANDS)
Available-for-sale
 U. S. Treasury.........  $16,205 6.23%  $ 21,186 6.39%  $   --  0.00%  $   --   0.00% $ 37,391 6.28%  $ 37,139
 U. S. government
  agencies and
  corporations..........   10,874 6.99    105,501 7.06    10,228 6.60     7,314 10.41   133,917 7.20    134,217
 State and municipal
  obligations...........      --  0.00         15 7.57       --  0.00       --   0.00        15 7.57         15
 Other securities.......   27,656 5.97      5,561 6.62    11,968 6.44    13,444  6.73    58,629 6.30     59,562
                          ------- ----   -------- ----   ------- ----   ------- -----  -------- ----   --------
Total...................  $54,735 6.25%  $132,263 6.93%  $22,196 6.51%  $20,758  8.03% $229,952 6.82%  $230,933
                          ------- ----   -------- ----   ------- ----   ------- -----  -------- ----   --------

                                               ESTIMATED MATURITY AT DECEMBER 31, 1996
                          --------------------------------------------------------------------------------------
                                                                          AFTER 10       TOTAL FAIR
                          WITHIN 1 YEAR    1-5 YEARS      5-10 YEARS        YEARS          VALUE       AMORTIZED
                          -------------  --------------  -------------  -------------  --------------    COST
                          AMOUNT  YIELD   AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT
                          ------- -----  -------- -----  ------- -----  ------- -----  -------- -----  ---------
(IN THOUSANDS)
Held-to-maturity
 U. S. government
 agencies and
 corporations...........  $ 3,414 4.67%  $ 57,160 5.82%  $11,498 4.53%  $   --  0.00%  $ 72,072 5.56%   $69,495
 State and municipal
  obligations...........    1,241 9.00     20,211 7.28    21,058 7.08    11,581 8.93     54,091 7.59     54,563
 Other securities.......        0 0.00     11,570 5.86       --  0.00       --  0.00     11,570 5.86     11,325
                          ------- ----   -------- ----   ------- ----   ------- ----   -------- ----    -------
Total...................  $ 4,655 5.82%  $ 88,941 6.16%  $32,556 6.18%  $11,581 8.93%  $137,733 6.38%   135,383
                          ------- ----   -------- ----   ------- ----   ------- ----   -------- ----    -------
Total Securities........  $59,390 6.22%  $221,204 6.62%  $54,752 6.32%  $32,339 8.35%  $367,685 6.66%       --
                          ======= ====   ======== ====   ======= ====   ======= ====   ======== ====    =======

  The calculations of the weighted average interest rates for each maturity category are based on yield weighted by the respective costs of the securities. The weighted average rates on state and political subdivisions are computed on a taxable equivalent basis using a 35% tax rate. For purposes of the above presentation, maturities of mortgage-backed pass through certificates and collateralized mortgage obligations are based on estimated maturities.

  Excluding those holdings of the investment portfolio in U.S. Treasury securities and other agencies of the U.S. Government, there were no securities of any one issuer which exceeded 10% of the shareholder's equity of the Company at December 31, 1996.

LOAN PORTFOLIO

                                    DECEMBER 31 (IN THOUSANDS)
                         ----------------------------------------------------
                            1996        1995       1994      1993      1992
                         ----------  ----------  --------  --------  --------
Commercial:
  Secured by real
   estate............... $  270,315  $  258,541  $235,611  $210,514  $221,646
  Other.................    234,793     192,127   183,533   196,296   175,850
                         ----------  ----------  --------  --------  --------
    Total commercial....    505,108     450,668   419,144   406,810   397,496
                         ----------  ----------  --------  --------  --------
Real estate
 construction...........     79,069      51,539    45,308    34,241    26,058
Real estate mortgage....    411,067     398,288   290,998   274,017   291,318
Consumer................    310,582     208,662   143,085   128,995   124,569
Equipment lease
 financing..............      3,797       5,911     7,919     9,872    14,130
                         ----------  ----------  --------  --------  --------
    Total loans......... $1,309,623  $1,115,068  $906,454  $853,935  $853,661
                         ==========  ==========  ========  ========  ========
Percent of total year-
 end loans
Commercial:
  Secured by real
   estate...............      20.64%      23.19%    25.99%    24.65%    25.96%
  Other.................      17.93       17.23     20.25     22.99     20.60
                         ----------  ----------  --------  --------  --------
    Total commercial....      38.57       40.42     46.24     47.64     46.56
Real estate
 construction...........       6.04        4.62      5.00      4.01      3.05
Real estate mortgage....      31.39       35.72     32.10     32.09     34.13
Consumer................      23.71       18.71     15.79     15.10     14.60
Equipment lease
 financing..............       0.29        0.53      0.87      1.16      1.66
                         ----------  ----------  --------  --------  --------
    Total loans.........     100.00%     100.00%   100.00%   100.00%   100.00%
                         ==========  ==========  ========  ========  ========

  The total loans above are net of unearned income.

  The following table shows the amounts of loans (excluding residential mortgages of 1-4 family residences, consumer loans and lease financing) which, based on the remaining scheduled repayments of principal are due in the periods indicated. Also, the amounts are classified according to sensitivity to changes in interest rates (fixed, variable).

                                                MATURITY AT DECEMBER 31, 1996
                                                       (IN THOUSANDS)
                                             -----------------------------------
                                                       AFTER
                                                      ONE BUT
                                                       WITHIN   AFTER
                                              WITHIN    FIVE     FIVE
                                             ONE YEAR  YEARS    YEARS    TOTAL
                                             -------- -------- -------- --------
Commercial, financial and agricultural...... $138,073 $164,337 $202,698 $505,108
Real estate--construction...................   24,097   28,664   26,308   79,069
                                             -------- -------- -------- --------
                                             $162,170 $193,001 $229,006 $584,177
                                             ======== ======== ======== ========
Rate sensitivity
Predetermined rate.......................... $ 38,819 $ 59,547 $ 47,059 $145,425
Adjustable rate.............................  123,351  133,454  181,947  438,752
                                             -------- -------- -------- --------
                                             $162,170 $193,001 $229,006 $584,177
                                             ======== ======== ======== ========

NONPERFORMING ASSETS

                                          DECEMBER 31 (IN THOUSANDS)
                                    -------------------------------------------
                                     1996     1995     1994     1993     1992
                                    -------  -------  -------  -------  -------
Nonaccrual loans..................  $10,156  $ 9,433  $ 8,829  $11,186  $ 5,417
Restructured loans................      630      918      --       --     4,022
90 days or more past due and still
 accruing interest................    5,800    3,947    3,401    3,637    4,875
                                    -------  -------  -------  -------  -------
  Total nonperforming loans.......   16,586   14,298   12,230   14,823   14,314
Foreclosed properties.............    1,059    1,927    4,320    3,635    7,061
                                    -------  -------  -------  -------  -------
  Total nonperforming assets......  $17,645  $16,225  $16,550  $18,458  $21,375
                                    =======  =======  =======  =======  =======
Nonperforming assets to total
 loans plus foreclosed properties.     1.35%    1.45%    1.83%    2.18%    2.51%
Allowance to nonperforming loans..   113.50   112.47   106.12    90.04    95.96

 Nonaccrual, past due and restructured loans

                                      AS A %                AS A %  ACCRUING  AS A %
                                     OF LOAN               OF LOAN   LOANS   OF LOAN
                                     BALANCES              BALANCES PAST DUE BALANCES
                          NONACCRUAL    BY    RESTRUCTURED    BY    90 DAYS     BY
                            LOANS    CATEGORY    LOANS     CATEGORY OR MORE  CATEGORY  BALANCES
(IN THOUSANDS)            ---------- -------- ------------ -------- -------- -------- ----------
DECEMBER 31, 1996
Commercial loans--real
 estate secured.........   $ 4,817     1.78%      $409       0.15%   $1,266    0.47%  $  270,315
Commercial loans--other.     3,217     1.35        221       0.09     1,398    0.59      238,590
Consumer loans--real
 estate secured.........     1,690     0.34        --         --      2,225    0.45      490,136
Consumer loans--other...       432     0.14        --         --        911    0.29      310,582
                           -------     ----       ----       ----    ------    ----   ----------
 Total..................   $10,156     0.78%      $630       0.05%   $5,800    0.44%  $1,309,623
                           =======     ====       ====       ====    ======    ====   ==========
DECEMBER 31, 1995
Commercial loans--real
 estate secured.........   $ 3,264     1.26%      $918       0.36%   $1,428    0.55%  $  258,541
Commercial loans--other.     3,048     1.54        --         --        237    0.12      198,038
Consumer loans--real
 estate secured.........     2,873     0.64        --         --      1,335    0.30      449,827
Consumer loans--other...       248     0.12        --         --        947    0.45      208,662
                           -------     ----       ----       ----    ------    ----   ----------
 Total..................   $ 9,433     0.85%      $918       0.08%   $3,947    0.35%  $1,115,068
                           =======     ====       ====       ====    ======    ====   ==========

  The allowance for loan losses balance is maintained by management at a level considered adequate to cover anticipated losses that are based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time.

  In 1996, gross interest income that would have been recorded on nonaccrual loans had the loans been current in accordance with their original terms amounted to $1.1 million. Interest income actually recorded and included in net income for the period was $0.3 million, leaving $0.8 million of interest income not recognized during the period.

 Discussion of the Nonaccrual Policy

  The accrual of interest income on loans is discontinued when the collection of interest and principal in full is not expected. When interest accruals are discontinued, interest income accrued in the current period is reversed. Any loans past due 90 days or more must be well secured and in the process of collection to continue accruing interest.

 Potential Problem Loans

  When management has serious doubts as to the ability of borrowers to comply with repayment terms, the loans are placed on nonaccrual status.

 Foreign Outstandings

  None

 Loan Concentrations

  The Company has no concentration of loans exceeding 10% of total loans which is not otherwise disclosed at December 31, 1996.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

                             1996        1995       1994      1993      1992
                          ----------  ----------  --------  --------  --------
Allowance for loan
 losses, beginning of
 year...................  $   16,082  $   12,978  $ 13,346  $ 13,736  $ 11,530
  Loans charged off:
   Commercial, secured
    by real estate......         378       1,278     1,442     1,538     1,831
   Commercial, other....       1,136       1,646     3,902     2,140     2,210
   Real Estate Mortgage.         880         514       407       598     1,005
   Consumer loans.......       4,594       2,594     1,786     1,606     1,377
                          ----------  ----------  --------  --------  --------
     Total charge-offs..       6,988       6,032     7,537     5,882     6,423
  Recoveries of loans
   previously charged
   off:
   Commercial, secured
    by real estate......         174         159        12       147       152
   Commercial, other....         609         331       395       333       503
   Real Estate Mortgage.         312          44        66        58       135
   Consumer loans.......       1,351         740       630       512       528
                          ----------  ----------  --------  --------  --------
     Total recoveries...       2,446       1,274     1,103     1,050     1,318
  Net charge-offs:
   Commercial, secured
    by real estate......         204       1,119     1,430     1,391     1,679
   Commercial, other....         527       1,315     3,507     1,807     1,707
   Real Estate Mortgage.         568         470       341       540       870
   Consumer loans.......       3,243       1,854     1,156     1,094       849
                          ----------  ----------  --------  --------  --------
     Total net charge-
      offs..............       4,542       4,758     6,434     4,832     5,105
  Allowance of acquired
   banks................           0       2,004         0         0         0
  Provisions charged
   against operations...       7,285       5,858     6,066     4,442     7,311
                          ----------  ----------  --------  --------  --------
Balance, end of year....  $   18,825  $   16,082  $ 12,978  $ 13,346  $ 13,736
                          ==========  ==========  ========  ========  ========
Allocation of allowance,
 end of year Commercial,
 secured by real estate.  $    3,305  $    3,095  $  3,649  $  2,650  $  2,812
  Commercial, other.....       2,807       2,300     2,349     1,921     2,130
  Real Estate
   Construction.........         152         135        93        57       186
  Real Estate Mortgage..         790       1,044       905     1,659     1,945
  Consumer..............       2,248       1,574     1,291     1,271     1,457
  Equipment lease
   financing............          46          71       108        91       147
  Unallocated...........       9,414       7,863     4,583     5,697     5,041
                          ----------  ----------  --------  --------  --------
Balance, end of year....  $   18,825  $   16,082  $ 12,978  $ 13,346  $ 13,736
                          ==========  ==========  ========  ========  ========
Average loans
 outstanding, net of
 unearned interest......  $1,215,243  $1,021,637  $872,045  $849,202  $857,532
Loans outstanding at end
 of year, net of
 unearned interest......  $1,309,623  $1,115,068  $906,454  $853,935  $853,661
Net charge-offs to
 average loan type
  Commercial, secured by
   real estate..........        0.08%       0.39%     0.60%     0.59%     0.95%
  Commercial, other.....        0.24%       0.66%     0.94%     0.96%     0.80%
  Real Estate Mortgage..        0.12%       0.13%     0.13%     0.18%     0.41%
  Consumer loans........        1.27%       1.02%     0.78%     0.62%     0.57%
   Total................        0.37%       0.47%     0.74%     0.57%     0.60%
Other ratios
  Allowance to net
   loans, end of year...        1.44%       1.44%     1.43%     1.56%     1.61%
  Provision for loan
   losses to average
   loans................        0.60%       0.57%     0.70%     0.82%     0.84%

  Management uses an internal analysis to determine the adequacy of the loan loss reserve and charges to the provision for loan losses. This analysis is based on net charge-off experience for prior years, current delinquency levels and risk factors based on the local economy and relative experience of the lending staff. This analysis is completed quarterly and forms the basis for allocation of the loan loss reserve and what charges to provision may be required.

AVERAGE DEPOSITS AND OTHER BORROWED FUNDS

                                                  1996       1995       1994
                                               ---------- ---------- ----------
                                                        (IN THOUSANDS)
DEPOSITS:
  Non-interest bearing deposits............... $  184,071 $  168,108 $  151,897
  NOW accounts................................    170,410    151,781    132,270
  Money market deposits.......................     94,653     82,733     76,053
  Savings.....................................    157,094    152,442    184,461
  Certificates of deposit > $100,000..........    265,005    242,081    174,532
  Certificates of deposit < $100,000 and other
   time deposits..............................    596,560    562,803    497,331
                                               ---------- ---------- ----------
    Total Deposits............................ $1,467,793 $1,359,948 $1,216,544
OTHER BORROWED FUNDS:
  Federal funds purchased and securities sold
   under repurchase agreements................ $   25,363 $   25,934 $   30,208
  Other short-term borrowings.................         17      1,443      2,935
  Advances from Federal Home Loan Bank........     90,666     71,917     68,022
  Long-term debt..............................     22,795     27,328     26,739
                                               ---------- ---------- ----------
      Total Other Borrowed Funds..............    138,841    126,622    127,904
      Total Deposits and Other Borrowed Funds. $1,606,634 $1,486,570 $1,344,448
                                               ========== ========== ==========

  Maturities of time deposits of $100,000 or more outstanding at December 31, 1996 are summarized as follows:

                                                 CERTIFICATES   TIME
                                                  OF DEPOSIT  DEPOSITS  TOTAL
                                                 ------------ -------- --------
                                                         (IN THOUSANDS)
3 months or less................................   $ 70,360    $    0  $ 70,360
Over 3 through 6 months.........................     65,493     4,796    70,289
Over 6 through 12 months........................     66,390         0    66,390
Over 12 through 60 months.......................     54,451         0    54,451
Over 60 months..................................      4,906         0     4,906
                                                   --------    ------  --------
                                                   $261,600    $4,796  $266,396
                                                   ========    ======  ========

SHORT-TERM BORROWINGS

  The Company did not have any category of short-term borrowings for which the average balance outstanding during the reported periods was 30% or more of shareholders' equity at the end of the reported periods.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the CTBI Trust Agreement. The CTBI Trust Agreement is qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Initially, State Street Bank and Trust Company will be the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the CTBI Trust Agreement and those made part of the CTBI Trust Agreement by the Trust Indenture Act. This summary of the material terms and provisions of the Preferred Securities and the CTBI Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the CTBI Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the CTBI Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated by reference herein. The form of the CTBI Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  Pursuant to the terms of the CTBI Trust Agreement, the Administrative Trustees, on behalf of CTBI Trust, will issue the Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Preferred Securities will represent undivided preferred beneficial interests in CTBI Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of CTBI Trust, as well as other benefits as described in the CTBI Trust Agreement. The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of CTBI Trust except as described under "--Subordination of Common Securities."

  Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when CTBI Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

  Payment of Distributions. Distributions on each Preferred Security will be
payable at the annual rate of   % of the stated Liquidation Amount of $25,
accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be, for so long as the Preferred Securities remain in book-entry form, one Business Day prior to the relevant Distribution Date and, in the event the Preferred Securities are not in book-entry form, the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be June 30, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  Extension Period. So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by CTBI Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per
annum of   % thereof, compounded quarterly from the relevant Distribution
Date. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters, or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

  Cumulative Distributions. The funds of CTBI Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures. See "Description of Subordinated Debentures." If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent CTBI Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of Guarantee."

REDEMPTION

  The Company will have the right to redeem the Subordinated Debentures (i) on or after March 31, 2007, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

  Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Preferred Securities and the Common Securities pro rata.

  Distribution of Subordinated Debentures. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to liquidate CTBI Trust and, after satisfaction of the liabilities of creditors of CTBI Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Preferred Securities and Common Securities in the liquidation of CTBI Trust.

  Tax Event Redemption, Investment Company Event Redemption or Capital Event Redemption. If a Tax Event, an Investment Company Event or a Capital Event in respect of the Preferred Securities and Common Securities shall occur and be continuing, the Company has the right to redeem the Subordinated Debentures in
whole (but not in part) and thereby cause a mandatory redemption of the   %
Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Event. In the event a Tax Event, Investment Company Event or Capital Event in respect of the Preferred Securities and Common Securities has occurred and is continuing and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Preferred Securities and Common Securities or to liquidate CTBI Trust and cause the Subordinated Debentures to be distributed to holders of such Preferred Securities and Common Securities in liquidation of CTBI Trust as described below, such Preferred Securities will remain outstanding and, in the event of a Tax Event (but not an Investment Company Event or a Capital Event) Additional Sums (as defined below) may be payable on the Subordinated Debentures.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by CTBI Trust on the outstanding Preferred Securities and Common Securities of CTBI Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which CTBI Trust has become subject as a result of a Tax Event.

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative aggregate Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of CTBI Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  Redemption Procedures. Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that CTBI Trust has funds on hand available for the payment of such Redemption Price. See also "Description of Preferred Securities--Subordination of Common Securities."

  If CTBI Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, Eastern Standard Time, on the Redemption Date, to the extent funds are available, the Property Trustee, in its capacity as paying agent, will pay the Redemption Price to the holders of such Preferred Securities. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by CTBI Trust or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by CTBI Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

  Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which date shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the Preferred Securities and Common Securities issued by CTBI Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the CTBI Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

  In the case of any Event of Default resulting from a Debenture Event of Default, the Company, as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default under the CTBI Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the CTBI Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

  The amount payable on the Preferred Securities in the event of any liquidation of CTBI Trust is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination."

  The Company, as the holder of the Common Securities, will have the right at any time to terminate CTBI Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

  In addition, pursuant to the CTBI Trust Agreement, CTBI Trust shall automatically terminate upon expiration of its term and shall earlier terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to terminate CTBI Trust (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) redemption of all of the Preferred Securities as described under "Description of Preferred Securities-- Redemption;" and (iv) the entry of an order for the dissolution of CTBI Trust by a court of competent jurisdiction.

  If an early termination occurs as described in clause (i), (ii) or (iv) above, CTBI Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of CTBI Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of CTBI Trust available for distribution to holders, after satisfaction of liabilities to creditors of CTBI Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because CTBI Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by CTBI Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

  After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (the "Depositary") or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Securities Registrar or their agent for transfer or reissuance.

  Under current United States federal income tax law and interpretations and assuming, as expected, CTBI Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences." If the Company elects neither to redeem the Subordinated Debentures prior to maturity, nor to liquidate CTBI Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

  If the Company elects to liquidate CTBI Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of CTBI Trust, the Company shall continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of Subordinated Debentures-- General."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of CTBI Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of CTBI Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

EVENTS OF DEFAULT AND NOTICE

  Any one of the following events constitutes an "Event of Default" under the CTBI Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the CTBI Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the CTBI Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of CTBI Trust as described above. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF CTBI TRUST TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing, any Securities Trustee may be removed at any time by the holders of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Securities Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property, as defined in the Indenture, may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

  Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such person shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF CTBI TRUST

  CTBI Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. CTBI Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of CTBI Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on The Nasdaq Stock Market's National Market or any national securities exchange or other organization on which the Preferred Securities are then listed, if any,
(iv)
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose identical to that of CTBI Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to CTBI Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither CTBI Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (vii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, CTBI Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause CTBI Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the CTBI Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  The CTBI Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in the CTBI Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the CTBI Trust Agreement, which shall not be inconsistent with the other provisions of the CTBI Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the CTBI Trust Agreement to such extent as shall be necessary to ensure that CTBI Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that CTBI Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such CTBI Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. The CTBI Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and
(ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect CTBI Trust's status as a grantor trust for United States federal income tax purposes or CTBI Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, such CTBI Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an opinion of counsel experienced in such matters to the effect that CTBI Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the CTBI Trust Agreement.

  No vote or consent of the holders of Preferred Securities will be required for CTBI Trust to redeem and cancel its Preferred Securities in accordance with the CTBI Trust Agreement.

  Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

  The Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Preferred Security"). Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

  A global security shall be exchangeable for Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, such Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Preferred Securities. In the event Subordinated Debentures are issued in definitive form, principal and Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate

Liquidation Amount, at the corporate office of the Property Trustee in Boston, Massachusetts, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

  Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of persons having accounts with the Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

  So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  None of the Company, CTBI Trust, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount, Redemption Price or Distributions in respect of the Global Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If the Depositary for the Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, CTBI Trust will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, CTBI Trust may at any time and in its sole discretion, subject to any limitations described herein relating to such Preferred Securities, determine not to have any Preferred Securities represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing the Preferred Securities. Further, if CTBI Trust so specifies with respect to the Preferred

Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by CTBI Trust, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Preferred Securities shall be made to the paying agent, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of holders of Preferred Securities. The paying agent shall initially be the Property Trustee ("Paying Agent") and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of CTBI Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. CTBI Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the CTBI Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the CTBI Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the CTBI Trust Agreement or is unsure of the application of any provision of the CTBI Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the CTBI Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate CTBI Trust in such a way that CTBI Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United Stated federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of CTBI Trust or the CTBI Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

                    DESCRIPTION OF SUBORDINATED DEBENTURES

  The Subordinated Debentures will be issued under the Indenture, dated as of
      , 1997 ("Indenture"), between the Company and the Debenture Trustee. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture will be qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference. Concurrently with the issuance of the Preferred Securities, CTBI Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture.

GENERAL

  The Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning June 30, 1997, to the person in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Interest will begin to accrue from the date of original issuance of the Subordinated Debentures. It is anticipated that, until the liquidation, if any, of CTBI Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

  The Subordinated Debentures will mature on March 31, 2027. Such date may be shortened at any time by the Company to any date not earlier than March 31, 2007, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than March 31, 2036, provided that at the time such election is made and at the time of extension
(i) the Company is not in bankruptcy, otherwise insolvent or in liquidation,
(ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) CTBI Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such shortening or extension to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof.

  The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt and Subordinated Debt of the Company and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations of the Company. See "--Subordination." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of the Banks, upon any such Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that Bank, except to the extent that the Company may itself be recognized as a creditor of such Bank. Accordingly, the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt or Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

  The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture at any time during the term of the Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or holders of Preferred Securities while such series is outstanding) will be required to include original issue discount in income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

  During any such Extension Period, the Company may not, and may not permit any Bank or other subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Subordinated Debentures) that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the Nasdaq Stock Market National Market or other applicable self-regulatory organization, or to holders of such Preferred Securities on the record date for the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

SHORTENING OR EXTENDING MATURITY DATE

  The Subordinated Debentures will mature on March 31, 2027. Such date may be shortened at any time by the Company to any date not earlier than March 31, 2007, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

Such date may also be extended at any time at the election of the Company, but in no event to a date later than March 31, 2036, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) CTBI Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such shortening or extension to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof.

ADDITIONAL SUMS

  If CTBI Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by CTBI Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

  Subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 31, 2007, in whole at any time or in part from time to time or (ii) at any time in whole (but not in part) upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

  "Tax Event" means the receipt by the Company of an opinion of independent counsel (which may be counsel to the Company) experienced in such matters to the effect that, as a result of any amendment to, or change in (including any announced prospective change), the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Subordinated Debentures under the Indenture, there is more than an insubstantial risk that (i) CTBI Trust is, or will be within 90 days after the date of such opinion, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or within 90 days after the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) CTBI Trust is, or will be within 90 days after the date of such opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

  An "Investment Company Event" means the receipt by CTBI Trust of an opinion of independent counsel (which may be counsel to the Company) experienced in such matters to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that CTBI Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

  A "Capital Event" means that CTBI Trust has received an opinion of independent counsel (which may be counsel to the Company) experienced in such matters that the Company cannot, or within 90 days after the date of such opinion, will not be permitted by the applicable regulatory authorities, due to a change in law, regulation, policy or guideline or interpretation or application of law or regulation, policy or guideline, to account for the Preferred Securities as Tier I Capital under the capital guidelines or policies of the Federal Reserve.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

  The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

  As described under "Description of Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of CTBI Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of CTBI Trust after satisfaction of liabilities to creditors of CTBI Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, it is anticipated that the Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Preferred Securities, will act as depositary for the Subordinated Debentures. It is anticipated that the depositary arrangements for the Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of CTBI Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

  The Company will covenant, as to the Subordinated Debentures, that if at such time (i) there shall have occurred any event (a) that with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture and (b) in respect of which the Company shall not have taken reasonable steps to cure, or (ii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, it will not, and will not permit any subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in Company common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees).

SUBORDINATION

  In the Indenture, the Company has covenanted and agreed that any Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations before the holders of Subordinated Debentures will be entitled to receive any payment in respect of the principal of or interest, if any, on the Subordinated Debentures.

  In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Subordinated Debentures will be entitled to receive any payment in respect of the principal of or interest, if any, on the Subordinated Debentures; provided, however, that holders of Subordinated Debt shall not be entitled to receive payment of any such amounts to the extent that such Subordinated Debt is by its terms subordinated to trade creditors.

  No payments on account of principal or interest, if any, in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, (iv) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, (v) Debt which constitutes Subordinated Debt, and (vi) any other debt securities issued pursuant to the Indenture.

  "Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in Bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

  "Additional Senior Obligations" means all indebtedness of the Company whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated

Debentures or to rank pari passu in right of payment with the Subordinated Debentures. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

  The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

DENOMINATIONS, REGISTRATION AND TRANSFER

  Initially, the Subordinated Debentures will be registered in the name of the Property Trustee. If the Subordinated Debentures are distributed to the holders of the Preferred Securities upon the liquidation of CTBI Trust, it is anticipated that the Subordinated Debentures will then be represented by global certificates registered in the name of the Depositary or its nominee. Beneficial interests in the Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. If the Subordinated Debentures are maintained by the Depositary, it is anticipated that substantially the same procedures will be applicable to the Subordinated Debentures as are described under "Description of the Preferred Securities--Global Preferred Securities." See also "Book-Entry Issuance."

  The Company will appoint the Debenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. The Company may at any time rescind the designation of any such registrar or approve a change in the location through which any such registrar acts, provided that the Company maintains a registrar in the place of payment, as defined in the Indenture. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

  Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in the City of Boston, Massachusetts, except that at the option of the Company payment of any interest may be made (i) except in the case of a Global Subordinated Debenture, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the record date. Payment of any interest on Subordinated Debentures will be made to the person in whose name such Subordinated Debentures is registered at the close of business on the record date for such interest payment, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for the Subordinated Debentures.

  Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

MODIFICATION OF INDENTURE

  From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Subordinated Debentures or the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities unless and until the principal of the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default ("Debenture Event of Default") with respect to the Subordinated Debentures:

    (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an extension Period); or

    (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

    (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities shall have such right.

  The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

  In case a Debenture Event of Default shall occur and be continuing the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder ("Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. The Company shall have the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

  The holders of the Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Subordinated Debentures unless there shall have been an Event of Default under the CTBI Trust Agreement. See "Description of Preferred Securities--Events of Default and Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

  The general provisions of the Indenture do not afford holders of the Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Subordinated Debentures.

SATISFACTION AND DISCHARGE

  The Indenture provides that when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

GOVERNING LAW

  The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of

Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Company will covenant in the Indenture, as to the Subordinated Debentures, that if and so long as (i) CTBI Trust is the holder of all such Subordinated Debentures, (ii) a Tax Event in respect of CTBI Trust has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Preferred Securities--Redemption") in respect of the Preferred Securities, the Company will pay to CTBI Trust such Additional Sums. The Company will also covenant, as to the Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of CTBI Trust to which Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate CTBI Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of CTBI Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the CTBI Trust Agreement and
(iii) to use its reasonable efforts, consistent with the terms and provisions of the CTBI Trust Agreement, to cause CTBI Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                              BOOK-ENTRY ISSUANCE

  The Depositary will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and will be deposited with the Depositary.

  The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of CTBI Trust is discontinued.

  The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, the Depositary will determine by lot or pro rata the amount of the Preferred Securities of each Direct Participant to be redeemed. Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, CTBI Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  The Depositary may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Preferred Securities will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that CTBI Trust and the Company believe to be accurate, but CTBI Trust and the Company assume no responsibility for the accuracy thereof. Neither CTBI Trust nor the Company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operation.

  In the event that CTBI Trust is terminated and the Subordinated Debentures are distributed to the holders of the Preferred Securities the depository arrangements and book-entry system applicable thereto will be substantially similar to those applicable to the Preferred Securities. See "Description of Preferred Securities--Global Preferred Securities."

                           DESCRIPTION OF GUARANTEE

  The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. State Street Bank and Trust will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

  The Guarantee will be an irrevocable guarantee on a subordinated basis of CTBI Trust's obligations under the Preferred Securities, but will apply only to the extent that CTBI Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that CTBI Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of CTBI Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that CTBI Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that CTBI Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of CTBI Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of CTBI Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing CTBI Trust to pay such amounts to such holders. Third party creditors of CTBI Trust may proceed directly against the Company under the Agreement as to Expenses and Liabilities (as defined below), regardless of whether such creditors had notice of the Agreement as to Expenses and Liabilities.

  If the Company does not make interest payments on the Subordinated Debentures held by CTBI Trust, CTBI Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all other liabilities of the Company. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise.

  The Company has, through the Guarantee, the CTBI Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of CTBI Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of CTBI Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all other liabilities of the Company.

  The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by CTBI Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of other liabilities that may be incurred by the Company. The Company expects from time to time to incur additional liabilities.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against CTBI Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of CTBI Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

THE AGREEMENT AS TO EXPENSES AND LIABILITIES

  Pursuant to the Agreement as to Expenses and Liabilities entered into by the Company under the CTBI Trust Agreement ("Agreement as to Expenses and Liabilities"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom CTBI Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of CTBI Trust, other than obligations of CTBI Trust to pay to the holders of the Preferred Securities or other similar interests in CTBI Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                          THE SUBORDINATED DEBENTURES
                               AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent CTBI Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." The Company and CTBI Trust believe that, taken together, the Company's obligations under the Subordinated Debentures, the Indenture, the CTBI Trust Agreement, the Agreement as to Expenses and Liabilities, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of CTBI Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, CTBI Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when CTBI Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of CTBI Trust except CTBI Trust's obligations to holders of the Preferred Securities; and (iv) the CTBI Trust Agreement further provides that CTBI Trust will not engage in any activity that is not consistent with the limited purposes of CTBI Trust.

  Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, CTBI Trust or any other person or entity.

  A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF CTBI TRUST

  The Preferred Securities evidence a beneficial interest in CTBI Trust, and CTBI Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from CTBI Trust (or from the Company under the Guarantee) if and to the extent CTBI Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

  Upon any voluntary or involuntary termination, winding-up or liquidation of CTBI Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by CTBI Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of CTBI Trust (other than CTBI Trust's obligations to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  This section is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities and represents the opinion of Greenebaum Doll & McDonald PLLC, counsel to the Company, insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), the regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effects. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. See "--Effect of Proposed Changes in Tax Laws." Furthermore, the authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

  No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

  Each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

  The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF CTBI TRUST

  With respect to the Preferred Securities, Greenebaum Doll & McDonald PLLC, counsel to the Company, has rendered its opinion generally to the effect that, under current law and assuming full compliance with the terms of the CTBI Trust Agreement and Indenture, CTBI Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its return any income, gain, loss or expense with respect to its allocable share of the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

  The Company's option to extend the interest payment period on the Subordinated Debentures may cause the indebtedness to be issued with original issue discount ("OID"). Under recently issued Treasury regulations

(the "Regulations"), a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether such debt instrument is issued with OID. As a result of the terms and conditions of the Subordinated Debentures that prohibit certain payments with respect to the Company's capital stock and indebtedness if the Company elects to extend interest payment periods, the Company believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Company intends to take the position that the Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance. If this position is sustained, a holder of Preferred Securities should include in gross income such holder's allocable share of interest on the Subordinated Debentures in accordance with its own method of tax accounting.

  There can be no assurance, however, that the Internal Revenue Service will not successfully contest the Company's position. If the Internal Revenue Service were successful in such a contention, then all of the stated interest payments on the Subordinated Debentures would be treated as OID. In such case, the holders of the Preferred Securities would be required to include OID in income on an economic accrual basis regardless of whether any interest is actually paid or their method of tax accounting, but will not be required to report actual payments of interest as taxable income.

  If the Company's position that there is no OID initially is upheld, but the Company exercises its option to defer any payment of interest, the Subordinated Debentures would at the time of such exercise be treated as issued with OID, and all stated interest thereafter payable on the Subordinated Debentures would be treated as OID. In such event, the holders of the Preferred Securities would be required to account for the OID as stated in the immediately preceding paragraph. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual interest payments during an Extension Period.

MARKET DISCOUNT AND ACQUISITION PREMIUM

  Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF CTBI TRUST

  Under certain circumstances, as described under "Description of the Preferred Securities--Redemption," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of CTBI Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable exchange to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period for the Subordinated Debentures so received in liquidation of CTBI Trust would include the period for which such holder held the Preferred Securities.

  If, however, a Tax Event occurs which results in CTBI Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to CTBI Trust and to holders of the Preferred Securities. Each holder of Preferred Securities would recognize gain or loss as if such holder exchanged the Preferred Securities for the Subordinated Debentures it received upon liquidation of CTBI Trust. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of Preferred Securities-- Redemption."

DISPOSITION OF PREFERRED SECURITIES

  A holder of Preferred Securities that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis for the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company's position that there is no OID initially is upheld, and that the Company does not exercise its option to defer payment of interest on the Subordinated Debentures, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price. If the Subordinated Debentures are deemed to have been issued initially with OID, or OID results due to the Company's deferral of any interest payment, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price, increased by OID previously included in such holder's gross income to the date of disposition and decreased by distributions and other payments received on the Preferred Securities since the date the Subordinated Debentures are deemed to have OID. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Subordinated Debentures) and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include as ordinary income either OID (if applicable) or accrued but unpaid interest on the Subordinated Debentures through the date of disposition. To the extent the amount realized is less than the holder's adjusted tax basis, a holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF PROPOSED CHANGES IN TAX LAWS

  On February 6, 1997, the revenue portion of President Clinton's 1998 budget proposal (the "Budget Proposal") was released. The Budget Proposal would generally deny deductions for interest on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Budget Proposal would also generally deny deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer filed with the Commission or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet filed with the Commission. The above described provisions of the Budget Proposal are proposed to be effective generally for instruments issued on or after the date of first Congressional committee action. Since the Subordinated Debentures cannot have a term exceeding 40 years, the first of the above described Budget Proposals would be inapplicable. Furthermore, since the Company intends to reflect the Preferred Securities as long-term debt on its consolidated balance sheet filed with the Commission (although it will treat the Preferred Securities as a minority interest for regulatory reporting), as currently drafted, the Budget Proposal would not appear to apply to the Subordinated Debentures. There can be no assurance, however, that similar legislation which would apply to the Subordinated Debentures will not be enacted, and such legislation could be retroactive in effect. If any such legislation were enacted, the Company would be unable to deduct interest on the Subordinated Debentures. Such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities before March 31, 2007.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Interest paid on the Subordinated Debentures, or the amount of OID on the Subordinated Debentures, if applicable deemed held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability provided the required information is provided to the Internal Revenue Service.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among Morgan Keegan & Company, Inc., J.J.B. Hilliard, W.L. Lyons, Inc., the Company and CTBI Trust, the Underwriters have, severally and not jointly, agreed to purchase from CTBI Trust, and CTBI Trust has agreed to sell to the Underwriters, the respective numbers of the Preferred Securities set forth opposite their respective names below.

                                                                 NUMBER OF
      NAME OF UNDERWRITER                                   PREFERRED SECURITIES
      -------------------                                   --------------------
      Morgan Keegan & Company, Inc.........................
      J.J.B. Hilliard, W.L. Lyons, Inc.....................
                                                                 ---------
          Total............................................
                                                                 =========

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions, including, among other things, the continuing accuracy of the representations and warranties of the Company and CTBI Trust contained in the Underwriting Agreement, the performance by the Company and CTBI Trust of their obligations under the Underwriting Agreement and the receipt of certain opinions of counsel in form and substance reasonably satisfactory to counsel for the Underwriters. The nature of the Underwriters obligations is such that they are committed to purchase and pay for all of the Preferred Securities, if any are purchased.

  The Underwriters propose to offer the Preferred Securities directly to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters have advised the Company and CTBI Trust that sales of the Preferred Securities to certain dealers may be made at a
concession not in excess of $   per Preferred Security, and that the
Underwriters may allow, and such dealers may reallow, discounts not in excess
of $   per Preferred Security on sales to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

  In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters' arranging the investment
therein of such proceeds an amount of $   per Preferred Security for the
accounts of the several Underwriters.

  CTBI Trust has granted to the Underwriters an option, exercisable during a thirty-day period after the date of this Prospectus, to purchase up to 180,000 shares of Preferred Securities at the public offering price, all as described on the cover page hereof, solely to cover over-allotments, if any. The Company has also agreed to pay the Underwriters the same commission described in the immediately preceding paragraph in the event the Underwriters exercise this option.

  Prior to this offering, there has been no public market for the Preferred Securities. Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market. Trading of the Preferred Securities on Nasdaq Stock Market's National Market is expected to commence within 30 days after the initial delivery of the Preferred Securities. The Underwriters have advised the Company that they intend to make a market in the Preferred Securities prior to commencement of trading on The Nasdaq Stock Market's National Market, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the Preferred Securities.

  The Company and CTBI Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

  At the request of the Company, up to 120,000 Preferred Securities have been reserved for sale to certain individuals, including directors, officers and employees of the Company and member of their families.

                       VALIDITY OF PREFERRED SECURITIES

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon, upon behalf of CTBI Trust, by Richards, Layton & Finger, special Delaware counsel to CTBI Trust. The validity of the Subordinated Debentures and the Preferred Securities Guarantee and certain matters relating thereto will be passed upon for Community Trust Bancorp, Inc. by Greenebaum Doll & McDonald PLLC, Lexington, Kentucky. Counsel for the Underwriters, King & Spalding, will pass upon certain legal matters for the Underwriters.

                                    EXPERTS

  The consolidated financial statements for the year ended December 31, 1996 of Community Trust Bancorp, Inc. appearing in Community Trust Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements for the year ended December 31, 1995 and each of the two years in the period ending December 31, 1995 of Community Trust Bancorp, Inc. appearing in Community Trust Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Crowe, Chisek & Company LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Nicholas R. Glancy, a Member of Greenebaum Doll & McDonald PLLC who participated in the preparation of this Registration Statement beneficially owns 2,812 shares of the common stock of the Company.

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") filed by the Company and CTBI Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to this offering. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the CTBI Trust Agreement (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, CTBI Trust and the Preferred Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation/National Market System ("Nasdaq"), 1735 K Street, N.W., Washington, D.C. 20006 under the symbol "CTBI." If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov).

  No separate financial statements of the CTBI Trust have been included or incorporated by reference herein. The Company and CTBI Trust do not consider that such financial statements would be material to holders of the Preferred Securities because CTBI Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debentures and issuing the Trust Securities. See "Description of the Preferred Securities," "Description of Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that CTBI Trust will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company pursuant to
Section 13 of the Exchange Act are incorporated by reference in this
Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (b) Current Report on Form 8-K dated January 17, 1997.

  All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such documents. Any statement contained in this Prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the original Section 10(a) prospectus (as regards any statement in any previously filed document incorporated by reference herein), or a statement in any subsequently filed document that is also incorporated by reference herein or a statement in any subsequent Section 10(a) prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Community Trust Bancorp, Inc., 208 North Mayo Trail, Pikeville, Kentucky 41501;
Attention: Chief Financial Officer.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CTBI TRUST, THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF CTBI TRUST OR THE COMPANY SINCE SUCH DATE HEREOF.

                                 -------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Accounting Treatment......................................................   12
The Company...............................................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data of the Company.......................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Quarterly Financial Data..................................................   22
Executive Officers of the Company.........................................   23
Directors of the Company..................................................   24
Selected Statistical Information..........................................   26
Description of the Preferred Securities...................................   33
Description of Subordinated Debentures....................................   44
Book-Entry Issuance.......................................................   52
Description of Guarantee..................................................   54
Relationship Among the Preferred Securities, the Subordinated Debentures
 and the Guarantee .......................................................   56
Certain Federal Income Tax Consequences...................................   57
Underwriting..............................................................   61
Validity of Preferred Securities..........................................   62
Experts...................................................................   62
Available Information.....................................................   63
Incorporation of Certain Documents by Reference...........................   63

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                         1,200,000 PREFERRED SECURITIES

                                 CTBI PREFERRED
                                 CAPITAL TRUST

                     % CUMULATIVE TRUSTPREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                      LOGO

                               ----------------

                                   PROSPECTUS

                               ----------------

MORGAN KEEGAN & COMPANY, INC.

                       J.J.B. HILLIARD, W.L. LYONS, INC.

                                         , 1997

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--------------------------------------------------------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

      Registration Fee................................................ $ 10,455
      Legal Fees and Expenses.........................................  100,000
      Accounting Fees and Expenses....................................    5,000
      Printing Expenses...............................................   30,000
      Blue Sky Registration Fees and Expenses.........................    2,000
      Trustees' Fees..................................................   20,000
      Stock Exchange Listing Fees.....................................    1,000
      NASD Filing Fee.................................................    3,950
      Miscellaneous Expenses..........................................    2,595
                                                                       --------
          Total....................................................... $175,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Article VI of the Company's Articles of Incorporation, as amended, provides that any person who was or is a party or threatened party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company: (a) shall be indemnified (and may be indemnified if made a party to such proceeding by reason of the fact that he is or was serving as a Company employee or agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) by the Company against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful); (b) shall be indemnified (and may be indemnified if made a party to such proceeding by reason of the fact that he is or was serving as a Company employee or agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise) for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the Company), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company provided that no such indemnification may be made in accordance with this clause (b) if he is adjudged liable to the Company, unless a court determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification; and (c) shall be indemnified by the Company for all expenses of such litigation when he is successful on the merits. The indemnification described in clauses (a) and (b) above shall be made only upon a determination, by (i) a majority vote of the disinterested directors, or (ii) the stockholders, that indemnification is proper because the applicable standard of conduct has been met. The Board of Directors or the stockholders may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them. The indemnification and the advancement of expenses provided for by Article VI are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

  Article X of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of his duties as a director, provided that this provision will not eliminate or limit the liability of a director for the following: (a) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Company or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) for any vote for or assent to an unlawful distribution to shareholders as prohibited under Section 271B.8-330 of the Kentucky Revised Statutes; or (d) for any transaction from which the director derived an improper personal benefit. Article X is applicable with respect to any such breach of duties by a director of the Company as a director notwithstanding that such director thereafter ceases to be a director. Article X inures to the personal benefit of such director's heirs, executors and administrators.

ITEM 16. EXHIBITS.

         *1.1   --Form of Underwriting Agreement.
         *3.1   --Articles of Incorporation, with all amendments thereto
                 (Exhibit 4.1 to Registration Statement No. 33-35138 is
                 incorporated herein by reference).
         *3.2   --By-laws (Exhibit 4.2 to Registration Statement No. 33-35138 is incorporated herein by reference).
         *4.1   --Certificate of Trust of CTBI Trust.
         *4.2   --Trust Agreement of CTBI Trust.
         *4.3   --Form of Amended and Restated Trust Agreement of Company.
         *4.4   --Form of Indenture between Community Trust Bancorp, Inc. and
                 State Street Bank and Trust Company, as Trustee.
         *4.5   --Form of Subordinated Debenture of Community Trust Bancorp,
                 Inc. (included in Exhibit 4.3 above).
         *4.6   --Form of Preferred Security Certificate of CTBI Trust
                 (included in Exhibit 4.2 above).
         *4.7   --Form of Preferred Security Guarantee of Community Trust
                 Bancorp, Inc.
         *5.1   --Opinion of Greenebaum Doll & McDonald PLLC as to the validity of the issuance of the Subordinated Debentures and the
                 Guarantee to be issued by the Company
         *5.2   --Opinion of Richards Layton & Finger, special Delaware
                 Counsel, as to the validity of the issuance of the Preferred
                 Securities to be issued by CTBI Preferred Capital Trust.
         *8.1   --Opinion of Greenebaum Doll & McDonald PLLC as to certain federal income tax matters.
        *12.1   --Computation of ratio of earnings to fixed charges (included in Schedule on page 15 of Prospectus).
        *12.2   --Computation of ratio of earnings to fixed charges plus
                 preferred dividend requirements (included in Schedule on page
                 15 of Prospectus).
        *23.1   --Consent of Ernst & Young, LLP.
        *23.2   --Consent of Crowe, Chizek and Company LLP
        *23.3   --Consent of Greenebaum Doll & McDonald PLLC (included in
                 Exhibit 5.1 above).
        *23.4   --Consent of Greenebaum Doll & McDonald PLLC (included in
                 Exhibit 8.1 above).
        *23.5   --Consent of Richards Layton & Finger (included in Exhibit 5.2 above).
        *24.1   --Powers of Attorney (included in signatures page of this
                 Registration Statement)
                 and Resolution.
        *25.1   --Statement of Eligibility under Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as
                 Property Trustee.
        *25.2   --Statement of Eligibility under Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as
                 Guarantee Trustee.
        *25.3   --Statement of Eligibility under Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as
                 Indenture Trustee.

--------
*Previously Filed.

ITEM 17. UNDERTAKINGS.

(a) Filings incorporating subsequent Exchange Act documents by reference.

  The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Filing of Registration Statement on Form S-3.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrants of expenses incurred or paid by a director, officer or controlling person of Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Rule 430A Undertaking.

  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PIKEVILLE, COMMONWEALTH OF KENTUCKY, ON APRIL 3, 1997.

                                          Community Trust Bancorp, Inc.

                                               /s/ Richard M. Levy

                                          * By: __________________________
                                                      Richard M. Levy
                                                 Executive Vice President

                                             Chief Financial Officer Attorney-
                                                       in-Fact

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS RICHARD M. LEVY AND JEAN R. HALE AND EACH OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SUCH ATTORNEY-IN-FACT AND AGENT, OR HIS OR HER SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AND ON THE DATE INDICATED.

         NAME AND SIGNATURE                      TITLE                    DATE
         ------------------                      -----                    ----


                 *                   Director, Chairman of the       April 3, 1997
____________________________________  Board, and Chief Executive
           Burlin Coleman             Officer

                 *                   Director                        April 3, 1997
____________________________________
          Charles J. Baird

                 *                   Director, Secretary and         April 3, 1997
____________________________________  Executive Vice President
            Jean R. Hale

                 *                   Director                        April 3, 1997
____________________________________
           Nick A. Cooley


                 *                   Director                        April 3, 1997
____________________________________
       William A. Graham, Jr.

                 *                   Director                        April 3, 1997
____________________________________
           Brandt Mullins

                 *                   Director                        April 3, 1997
____________________________________
          M. Lynn Parrish

                 *                   Director                        April 3, 1997
____________________________________
          Ernest M. Rogers

                 *                   Director                        April 3, 1997
____________________________________
          Porter P. Welch

       /s/ Richard M. Levy           Chief Financial Officer         April 3, 1997
____________________________________
          Richard M. Levy


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CTBI TRUST CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PIKEVILLE, COMMONWEALTH OF KENTUCKY, ON APRIL 3, 1997.

                                          CTBI Preferred Capital Trust

                                          By: COMMUNITY TRUST BANCORP, INC. as
                                              depositor

                                                  /s/ Richard M. Levy
                                          By: _________________________________
                                                      Richard M. Levy
                                                 Executive Vice President
                                                  Chief Financial Officer